Filed Pursuant to Rule 424(b)(5)
Registration No 333-293382

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 11, 2026
$3,000,000,000

CMS Energy Corporation

Common Stock

We have entered into an equity distribution agreement, dated May 13, 2026, with each of Barclays Bank PLC, BNP PARIBAS, Bank of America, N.A., Citibank, N.A., Goldman Sachs & Co. LLC, Jefferies LLC, JPMorgan Chase Bank, National Association, KeyBanc Capital Markets Inc., Mizuho Markets Americas LLC, Morgan Stanley & Co. LLC, MUFG Securities EMEA plc, Nomura Global Financial Products, Inc., Royal Bank of Canada, The Bank of Nova Scotia, Truist Bank and Wells Fargo Bank, National Association, as forward purchasers, each of Barclays Capital Inc., BNP Paribas Securities Corp., BofA Securities, Inc., BTIG, LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Jefferies LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., Truist Securities, Inc. and Wells Fargo Securities, LLC, as agents, and each of Barclays Capital Inc., BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Jefferies LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., Nomura Securities International, Inc. (acting through BTIG, LLC as agent), RBC Capital Markets, LLC, Scotia Capital (USA) Inc., Truist Securities, Inc. and Wells Fargo Securities, LLC, as forward sellers, relating to our common stock, par value $0.01 per share, offered by this prospectus supplement and the accompanying prospectus pursuant to a continuous offering program. In accordance with the terms, and subject to the conditions, of the equity distribution agreement, common stock having an aggregate offering price of up to $3,000,000,000 may be offered and sold from time to time.

Under the equity distribution agreement, we may issue and sell common stock through one or more of Barclays Capital Inc., BNP Paribas Securities Corp., BofA Securities, Inc., BTIG, LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Jefferies LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., Truist Securities, Inc. and Wells Fargo Securities, LLC, acting as sales agents for us. Sales of our common stock will be made at market prices prevailing at the time of sale. We may also issue and sell common stock to one or more of Barclays Capital Inc., BNP Paribas Securities Corp., BofA Securities, Inc., BTIG, LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Jefferies LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., Truist Securities, Inc. and Wells Fargo Securities, LLC, acting as principal for their own respective accounts, at a price agreed upon at the time of sale. If we sell our common stock to any such entity as principal, we will enter into a separate terms agreement with such entity or entities, as the case may be, setting forth the terms of the transaction, and we will describe the terms of the offering of that common stock in a separate prospectus supplement or pricing supplement. We refer to each of these entities, when acting as agent for us or as principal, as a sales agent.

Under the equity distribution agreement, we may also enter into forward sale agreements under separate master forward sale agreements and one or more related supplemental confirmations between us and each of Barclays Bank PLC, BNP PARIBAS, Bank of America, N.A., Citibank, N.A., Goldman Sachs & Co. LLC, Jefferies LLC, JPMorgan Chase Bank, National Association, KeyBanc Capital Markets Inc., Mizuho Markets Americas LLC, Morgan Stanley & Co. LLC, MUFG Securities EMEA plc, Nomura Global Financial Products, Inc., Royal Bank of Canada, The Bank of Nova Scotia, Truist Bank and Wells Fargo Bank, National Association or their respective affiliates. We refer to each of these entities, when acting in such capacity, as a forward purchaser. In connection with each forward sale agreement, the relevant forward purchaser or its affiliate will use commercially reasonable efforts to borrow from third parties and, through its affiliated agent, and in the case of Nomura Securities International, Inc., through its agent, BTIG, LLC, sell a number of shares of our common stock equal to the number of shares of our common stock that underlie the particular forward sale agreement. We refer to each entity acting as the agent for a forward purchaser in this capacity as a forward seller, except in the case of BTIG, LLC, for which references to the forward seller refer instead to Nomura Securities International, Inc. (acting through BTIG, LLC as agent).

In no event will the aggregate number of shares of our common stock sold to or through the sales agents or through the forward sellers, under the equity distribution agreement have an aggregate sales price in excess of $3,000,000,000.

We will not initially receive any proceeds from the sale of borrowed shares of our common stock through a forward seller. We expect to physically settle each particular forward sale agreement with the relevant forward purchaser on one or more dates specified by us on or prior to the maturity date of that particular forward sale agreement, in which case we would expect to receive aggregate net cash proceeds at settlement equal to the number of shares of our common stock underlying the particular forward sale agreement multiplied by the relevant forward sale price. However, we may also elect to cash settle or net share settle a particular forward sale agreement, in which case we may not receive any proceeds (in the case of cash settlement) or will not receive any proceeds (in the case of net share settlement), and we may owe cash (in the case of cash settlement) or shares of our common stock (in the case of net share settlement) to the relevant forward purchaser. See “Plan of Distribution (Conflicts of Interest)” in this prospectus supplement.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “CMS”.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in privately negotiated transactions or transactions that are deemed to be “at the market offerings”, including by ordinary brokers’ transactions through the facilities of the NYSE, to or through a market maker or directly on or through an electronic communications network, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, in block transactions, through forward purchases, in any manner permitted by applicable law, or as otherwise agreed with the sales agents and the forward sellers (and any related forward purchasers). No sales agent or forward seller is required to sell any specific number or dollar amount of common stock, but as instructed by us will make all sales using commercially reasonable efforts, consistent with its normal trading and sales practices, subject to the terms and conditions of the equity distribution agreement on mutually agreed terms. There is no arrangement for funds to be received in an escrow, trust or similar arrangement. The offering of common stock pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of common stock having an aggregate sales price of $3,000,000,000 and (2) the termination by us or the sales agents, the forward sellers and the forward purchasers of the equity distribution agreement pursuant to its terms.

We will pay each sales agent a commission of up to 1% of the gross sales price of all common stock sold through it as sales agent for us (as agent for us, but not as principal) under the equity distribution agreement. In connection with each forward sale agreement, the relevant forward seller will receive, reflected in a reduced initial forward sale price payable by the relevant forward purchaser under its forward sale agreement, a commission of up to 1% of the gross proceeds of all borrowed shares of our common stock sold during the applicable period through it as a forward seller.

Our principal executive offices are located at One Energy Plaza, Jackson, Michigan 49201, and our telephone number is (517) 788-0550.

Investing in our common stock involves risk. See “Risk Factors” beginning on page S-4 of this prospectus supplement and page 3 of the accompanying prospectus and the “Risk Factors” section beginning on page 39 of our Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Barclays	BNP PARIBAS	BofA Securities	BTIG
Citigroup	Goldman Sachs & Co. LLC	Jefferies	J.P. Morgan
KeyBanc Capital Markets	Mizuho	Morgan Stanley	MUFG
RBC Capital Markets	Scotiabank	Truist Securities	Wells Fargo Securities

The date of this prospectus supplement is May 13, 2026

Prospectus

About This Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates information contained or incorporated by reference in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which contains a description of the securities registered by us and gives more general information, some of which may not apply to our common stock. To the extent there is a conflict between the information contained or incorporated by reference in this prospectus supplement (or any free writing prospectus), on the one hand, and the information contained or incorporated by reference in the accompanying prospectus, on the other hand, the information contained or incorporated by reference in this prospectus supplement (or any free writing prospectus) shall control.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under the registration statement, we may sell securities, including common stock, of which this offering is a part.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. This prospectus supplement and the accompanying prospectus incorporate important business and financial information about us and our subsidiaries that is not included in or delivered with these documents. This information is available without charge to security holders upon written or oral request. See “Where You Can Find More Information”.

The terms “CMS Energy”, “we”, “our” and “us” as used in this prospectus supplement refer to CMS Energy Corporation and its subsidiaries and predecessors as a combined entity, except where it is made clear that such term means only CMS Energy Corporation.

This prospectus supplement, the accompanying prospectus and any free writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the sales agents, the forward sellers, the forward purchasers and their affiliates have not, authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the sales agents, the forward sellers, the forward purchasers and their affiliates are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This prospectus supplement may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates or on other dates that are specified in those documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. Our business, financial condition, liquidity, results of operations and prospects may have changed since these dates.

The Offering

Issuer	CMS Energy Corporation

Shares of our Common Stock Offered from Time to Time	Shares of our common stock, par value $0.01 per share, having an aggregate sales price of up to $3,000,000,000.

Use of Proceeds

As described in “Use of Proceeds,” we intend to use the net proceeds (1) from issuances and sales of our common stock to or through the sales agents and (2) upon the settlement of any forward sale agreement, in each case, for general corporate purposes, which may include, without limitation, the reduction of debt, capital expenditures, investment in subsidiaries and working capital.

An affiliate of certain of the sales agents is a lender under our revolving credit facility. To the extent that we use the net proceeds from this offering or upon settlement of any forward sale agreement to repay amounts we have borrowed or may borrow or re-borrow in the future under our revolving credit facility, such lenders will receive their pro rata portions of such proceeds. The term of our revolving credit facility expires on November 20, 2030.

New York Stock Exchange Symbol	CMS

Accounting Treatment of Forward Sales

In the event that we enter into any forward sale agreement, we expect that before the issuance of shares of our common stock, if any, upon physical or net share settlement of any forward sale agreement, the shares issuable upon settlement of that particular forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of that particular forward sale agreement over the number of shares of our common stock that could be purchased by us in the market (based on the average market price during the relevant period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the relevant reporting period).

Consequently, before physical or net share settlement of a particular forward sale agreement and subject to the occurrence of certain events, we anticipate that there will be no dilutive effect on our earnings per share, except during periods when the average market price of our common stock is above the then-applicable forward sale price under that particular forward sale agreement. However, if we physically or net share settle a particular forward sale agreement, the delivery of shares of our common stock would result in an increase in the number of shares outstanding and dilution to our earnings per share.

Conflicts of Interest

Some of the net proceeds of this offering or upon settlement of any forward sale agreement may be used to repay amounts outstanding under our revolving credit facility. An affiliate of certain of the sales agents is a lender under our revolving credit facility. Because an affiliate of certain of the sales agents is a lender under our revolving credit facility, each such sales agent or its affiliate may receive more than 5% of the proceeds of this offering or upon settlement of any forward sale agreement.

In addition, we expect that all of the proceeds of any borrowed shares sold through a forward seller, and in the case of Nomura Securities International, Inc., through its agent, BTIG, LLC, will initially be paid to the related forward purchaser, in which case such forward purchaser or its affiliate may receive more than 5% of the net proceeds of this offering, not including underwriting compensation. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 (Public Offerings of Securities With Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Pursuant to that rule, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering because the shares of our common stock have a “bona fide public market” (as such terms are defined in FINRA Rule 5121).

Risk Factors	Investing in our common stock involves risks. Please review the risk factors discussed beginning on page S-4 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2025, and the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider before deciding to invest in our common stock. You may obtain a copy of our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q and the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus by following the procedures described under “Where You Can Find More Information” on page S-19 of this prospectus supplement.

Risk Factors

An investment in our common stock involves a significant degree of risk. You should consider carefully the following risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as they may be amended, updated or modified periodically in our reports filed with the SEC. In particular, you should carefully consider the factors listed in “Risk Factors” and “Forward-Looking Statements and Information” in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus supplement, and corresponding sections in reports that we may file with the SEC after the date of this prospectus supplement, before you decide to purchase our common stock. This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference or that are deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus, and other written and oral statements that we make, contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995 and relevant legal decisions. Our intention with the use of words such as “anticipates”, “assumes”, “believes”, “could”, “estimates”, “expects”, “forecasts”, “goals”, “guidance”, “intends”, “may”, “might”, “objectives”, “plans”, “possible”, “potential”, “predicts”, “projects”, “seeks”, “should”, “targets”, “will” and other similar words is to identify forward-looking statements that involve risk and uncertainty. We have no obligation to update or revise any forward-looking statements regardless of whether new information, future events or any other factors affect the information contained in the statements. The risks and uncertainties described below and those incorporated from our other filings with the SEC are not the only ones we may confront. Additional risks and uncertainties not currently known to us or that we currently deem not material also may impair our business operations. If any of those risks actually occur, our business, financial condition, operating results, cash flow and prospects could be materially adversely affected, and the trading price of our common stock could decline, resulting in the loss of all or part of your investment. This section contains forward-looking statements.

You may experience significant dilution as a result of this offering and additional issuances of our securities, which could materially and adversely affect the market price of our common stock.

Our Restated Articles of Incorporation permit our board of directors to authorize, without stockholder approval, the issuance of additional common stock or one or more series of preferred stock or securities convertible or exchangeable into or exchangeable for our equity securities. We may, from time to time and at any time, seek to offer and sell common stock, preferred stock or other securities, including sales of common stock in this offering, based on market conditions and other factors that may be beyond our control.

This offering may have a dilutive effect on our earnings per share after giving effect to the issuance of our common stock in this offering and the receipt of the expected net proceeds. The actual amount of dilution from this offering, or from any future offering of common or preferred stock, will be based on numerous factors and cannot be determined at this time. In addition, no sales agent or forward seller will engage in any transaction that stabilizes the price of our common stock. The market price of our common stock could decline as a result of sales of a large number of shares of our equity securities in the market pursuant to this offering, or otherwise, or as a result of the perception or expectation that those sales could occur.

The market price of our common stock may fluctuate significantly.

The market price of our common stock could be subject to significant fluctuations in response to factors such as the following, many of which are beyond our control:

•	variations in our quarterly operating results;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	announcements by us or our competitors of significant contracts, innovations, strategic developments, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	announcements by third parties of significant claims or proceedings against us;

•	favorable or adverse regulatory or legislative developments;

•	our dividend policy;

•	future sales by us of common stock or other securities;

•	changes in the ratings of our securities and those of Consumers Energy Company (“Consumers”);

•	developments generally affecting industries in which we operate;

•	general economic conditions; and

•	market perception of the energy industry and of us.

In addition, the stock markets in general, including the NYSE, are subject to significant price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market price of our common stock.

Settlement provisions contained in any forward sale agreement subject us to certain risks.

If we enter into a forward sale agreement, the relevant forward purchaser will have the right to accelerate that particular forward sale agreement (with respect to all or any portion of the transaction under that particular forward sale agreement that the forward purchaser determines is affected by that event and subject to the terms therein) and require us to settle on a date specified by that forward purchaser if:

•	the relevant forward purchaser or its affiliate is unable to, or would incur a materially increased cost to, establish, maintain or unwind its hedge position with respect to that particular forward sale agreement;

•	the relevant forward purchaser determines that it or its affiliate is unable, after using commercially reasonable efforts, to borrow (or maintain a borrowing of) a number of shares of our common stock equal to the number of shares of our common stock underlying that particular forward sale agreement or that, with respect to borrowing such number of shares of our common stock, it or its affiliate would incur a cost that is greater than the stock borrow cost in that particular forward sale agreement;

•	the forward purchaser determines that it has an excess Section 13 ownership position or an excess regulatory ownership position with respect to certain ownership restrictions;

•	a termination event occurs as a result of us declaring a dividend or distribution on shares of our common stock with a cash value in excess of a specified amount per calendar quarter, or with an ex-dividend date prior to the anticipated ex-dividend date for such cash dividend, or that constitutes an extraordinary dividend;

•	there occurs a public announcement of an event or transaction that, if consummated, would result in a merger event, tender offer, nationalization, delisting or change in law; or

•	certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into the applicable forward sale agreement, certain bankruptcy events or a market disruption event during a specified period that lasts for more than eight scheduled trading days (in each case, as determined pursuant to the terms of that forward sale agreement).

A forward purchaser’s decision to exercise its right to accelerate the settlement of any forward sale agreement will be made irrespective of our interests, including our need for capital. In those cases, we could be required to issue and deliver shares of our common stock under the physical settlement provisions of the particular forward sale agreement, irrespective of our capital needs, which would result in dilution to our earnings per share and dividends per share. In addition, upon certain insolvency filings relating to us, the particular forward sale agreement will terminate without further liability of either party, following which we would not issue any shares of our common stock or receive any proceeds pursuant to the particular forward sale agreement.

We expect that any forward sale agreement will settle by the settlement date specified in the forward sale agreement. However, the forward sale agreement may be settled earlier in whole or in part at our option, subject to the satisfaction of certain conditions. The applicable forward sale agreement will be physically settled by delivery of shares of our common stock, unless we elect to cash settle or net share settle such forward sale agreement, subject to the satisfaction of certain conditions. Upon physical settlement or, if we so elect, net share settlement of such forward sale agreement, delivery of shares of our common stock in connection with the physical settlement or, to the extent we are obligated to deliver shares of our common stock, net share settlement, will result in dilution to our earnings per share. If we elect cash settlement or net share settlement with respect to all or a portion of the shares of our common stock underlying a particular forward sale agreement, we expect that the relevant forward purchaser (or an affiliate thereof) will purchase a number of shares of our common stock necessary to satisfy its or its affiliate’s obligation to return the shares of our common stock borrowed from third parties in connection with the related sales of shares of our common stock and, upon net share settlement, its or its affiliate’s obligation to deliver shares to us, if applicable. In addition, the purchase of shares of our common stock in connection with the relevant forward purchaser or its affiliate unwinding its hedge positions could result in an increase (or a reduction in the amount of any decrease) in the price of shares of our common stock over that time, thereby increasing the amount of cash we would owe to the forward purchaser (or decreasing the amount of cash the forward purchaser would owe us) upon a cash settlement of the forward sale agreement or increasing the number of shares of our common stock we would deliver to the forward purchaser (or decreasing the number of shares of our common stock the forward purchaser would deliver to us) upon net share settlement of the forward sale agreement.

The forward sale price we expect to receive upon physical settlement of any forward sale agreement will be subject to adjustment on a daily basis based on a floating interest rate factor equal to a specified daily rate, less a spread, and will be decreased on certain dates by certain pre-determined amounts during the term of the applicable forward sale agreement. If the specified daily rate is less than the spread for a particular forward sale agreement on any day, the interest rate factor will result in a daily reduction of the applicable forward sale price.

If the market value of shares of our common stock during the relevant unwind period under a particular forward sale agreement is above the forward sale price, in the case of cash settlement, we would pay the applicable forward purchaser under the relevant forward sale agreement an amount in cash equal to the difference or, in the case of net share settlement, we would deliver to the forward purchaser a number of shares of our common stock having a value equal to the difference. Thus, we could be responsible for a potentially substantial cash payment. See “Plan of Distribution (Conflicts of Interest)” in this prospectus supplement for more information on the forward sale agreements.

In certain bankruptcy or insolvency events, any forward sale agreement will automatically terminate, and we would not receive the expected proceeds from any forward sales of our common stock.

If we file for or consent to a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or if an appropriate regulatory or other authority takes similar action, any forward sale agreement that is then in effect will automatically terminate. If any forward sale agreement so terminates, we would not be obligated to deliver to the relevant forward purchaser any shares of our common stock not previously delivered, and the relevant forward purchaser would be discharged from its obligation to pay the forward sale price per share in respect of any shares of our common stock not previously settled. Therefore, to the extent there are any shares of our common stock with respect to which any forward sale agreement has not been settled at the time of the commencement of any such bankruptcy or insolvency proceedings, we would not receive the forward sale price per share in respect of those shares of our common stock.

We have in the past entered into forward sale transactions, and we may in the future enter into forward sale transactions that are not part of the offering contemplated by this prospectus supplement, all of which subject us to risks similar to those described above.

We have in the past entered into forward sale transactions and may in the future enter into forward sale transactions in connection with public offerings or other transactions other than the offering contemplated by this prospectus supplement and the accompanying prospectus. The forward sale transactions that we entered into in the past, to the extent not fully settled, subject us to risks that are substantially similar to the risks described above. Likewise, if in the future we enter into any forward sale transaction that is not entered into in connection with the offering contemplated by this prospectus supplement and the accompanying prospectus, such forward sale transaction also may subject us to risks that are substantially similar to the risks described above.

The Company

CMS Energy is an energy company operating primarily in Michigan and is the parent holding company of several subsidiaries, including Consumers, an electric and gas utility, and NorthStar Clean Energy Company, primarily a domestic independent power producer and marketer. Consumers is an electric and gas utility serving Michigan’s Lower Peninsula. Consumers owns and operates electric generation and distribution facilities and gas transmission, storage and distribution facilities. Consumers’ customer base consists of a mix of primarily residential, commercial, and diversified industrial customers. Consumers provides electricity and/or natural gas to 6.8 million of Michigan’s 10 million residents. Consumers’ rates and certain other aspects of its business are subject to the jurisdiction of the Michigan Public Service Commission and the Federal Energy Regulatory Commission, as well as to North American Electric Reliability Corporation reliability standards. NorthStar Clean Energy Company, through its subsidiaries and equity investments, is engaged in domestic independent power production, including the development and operation of renewable generation, and the marketing of independent power production. CMS Energy manages its businesses by the nature of services each provides and operates principally in three business segments: electric utility, gas utility, and NorthStar Clean Energy Company, its non-utility operations and investments.

DESCRIPTION OF SECURITIES

CMS ENERGY

Capital Stock

As reported in our Current Report on Form 8-K filed on May 13, 2026, we have amended our Restated Articles of Incorporation to increase the number of authorized shares of our common stock, par value $.01 per share, from 350 million shares to 700 million shares.

Use of Proceeds

We intend to use the net proceeds from the sale of our common stock under the equity distribution agreement or upon settlement of any forward sale agreement for general corporate purposes, which may include, without limitation, the reduction of debt, capital expenditures, investment in subsidiaries and working capital. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.

We will not initially receive any proceeds from the sale of borrowed shares of our common stock through a forward seller, as agent for the related forward purchaser, in connection with any forward sale agreement as a hedge of the forward sale agreement. We expect to physically settle each particular forward sale agreement with the relevant forward purchaser on one or more dates specified by us on or prior to the maturity date of that particular forward sale agreement, in which case we would expect to receive aggregate net cash proceeds at settlement equal to the number of shares of our common stock underlying the forward sale agreement multiplied by the relevant forward sale price, subject to the price adjustment and other provisions of the forward sale agreement. We currently intend to use any cash proceeds that we receive upon physical settlement or upon cash settlement (if we so elect) of any forward sale agreement for the purposes provided in the immediately preceding paragraph. If we elect to cash settle or net share settle such forward sale agreement, then we would expect to receive an amount of proceeds that is significantly lower than the product set forth in the second preceding sentence (in the case of cash settlement) or will not receive any proceeds (in the case of net share settlement), and we may owe cash (in the case of cash settlement) or shares of our common stock (in the case of net share settlement) to the relevant forward purchaser. See “Plan of Distribution (Conflicts of Interest)” in this prospectus supplement.

An affiliate of certain of the sales agents is a lender under our revolving credit facility. To the extent that we use the net proceeds from this offering or upon settlement of any forward sale agreement to repay amounts we have borrowed or may borrow or re-borrow in the future under our revolving credit facility, such lenders will receive their pro rata portions of such proceeds. The term of our revolving credit facility expires on November 20, 2030.

Plan of Distribution (Conflicts of Interest)

We have entered into an equity distribution agreement with the sales agents, the forward sellers and the forward purchasers under which common stock having an aggregate sales price of up to $3,000,000,000 may be offered and sold from time to time.

Under the equity distribution agreement, we may issue and sell common stock to or through one or more of the sales agents. We may also enter into forward sale agreements under separate master forward sale agreements and one or more related supplemental confirmations between us and each of the forward purchasers. In connection with each forward sale agreement, the relevant forward purchaser or its affiliate will use commercially reasonable efforts to borrow from third parties and, through its affiliated agent, and in the case of Nomura Securities International, Inc., through its agent, BTIG, LLC, sell a number of shares of our common stock equal to the number of shares of our common stock that underlie the particular forward sale agreement. We refer to each entity acting as the agent for a forward purchaser in this capacity as a forward seller, except in the case of BTIG, LLC, for which references to the forward seller refer instead to Nomura Securities International, Inc. (acting through BTIG, LLC as agent).

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in privately negotiated transactions or transactions that are deemed to be “at the market offerings”, including by ordinary brokers’ transactions through the facilities of the NYSE, to or through a market maker or directly on or through an electronic communications network, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, in block transactions, through forward purchases, in any manner permitted by applicable law, or as otherwise agreed with the sales agents and the forward sellers (and any related forward purchasers). No sales agent or forward seller will engage in any transaction that stabilizes our common stock.

We estimate that the total expenses payable by us in connection with the equity distribution agreement, any forward sale agreement and the offerings hereby, excluding compensation payable under the equity distribution agreement, will be approximately $2,000,000.

In connection with the sale of common stock as contemplated by this prospectus supplement, the sales agents and the forward sellers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the compensation paid to the sales agents and the forward sellers may be deemed to be underwriting commissions and discounts. We have agreed to indemnify each of the sales agents, the forward sellers and the forward purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments a sales agent, a forward seller or a forward purchaser may be required to make.

We will report at least quarterly (1) the number of shares of our common stock sold through the sales agents under the equity distribution agreement, (2) the number of shares of our common stock sold through one or more of Barclays Capital Inc., BNP Paribas Securities Corp., BofA Securities, Inc., BTIG, LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Jefferies LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., Truist Securities, Inc. and Wells Fargo Securities, LLC, acting as principal, (3) the number of borrowed shares of our common stock sold through each forward seller in connection with any forward sale agreement, and (4) the net proceeds received by us with respect to all such common stock.

Sales of our common stock as contemplated by this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means upon which we and the applicable sales agent, forward seller and forward purchaser may agree.

The offering of common stock pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of common stock having an aggregate sales price of $3,000,000,000 and (2) the termination by us or the sales agents, the forward sellers and the forward purchasers of the equity distribution agreement pursuant to its terms. The equity distribution agreement may be terminated by the sales agents, the forward sellers, the forward purchasers or us at any time upon three days’ notice, by us in certain circumstances upon one day’s notice, and by the sales agents, the forward sellers or the forward purchasers at any time in certain circumstances, including our failure to maintain a listing of our common stock on the NYSE or the occurrence of a material adverse change in our company.

Sales Through Sales Agents

Upon its acceptance of written instructions from us, a sales agent will use its commercially reasonable efforts, consistent with its normal trading and sales practices, to sell our common stock under the terms and subject to the conditions set forth in the equity distribution agreement. We will instruct the applicable sales agent as to the sales parameters, including the amount of common stock to be sold through it. We may instruct the applicable sales agent not to sell common stock if the sales cannot be effected at or above the price designated by us in any instruction. We or the applicable sales agent may suspend any sale of common stock upon proper notice and subject to other conditions. The obligation of the applicable sales agent under the equity distribution agreement to sell common stock pursuant to our instructions is subject to a number of conditions, which the applicable sales agent reserves the right to waive in its sole discretion.

Settlement for sales of common stock will occur on the first trading day following the date on which any sales are made, or such earlier day as required by SEC rules or industry practice, unless another date is agreed upon by us and the applicable sales agent in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement. The obligation of each sales agent under the equity distribution agreement to sell shares of our common stock pursuant to our instructions is subject to a number of conditions, which each sales agent reserves the right to waive in its sole discretion.

The applicable sales agent will provide written confirmation to us no later than the opening of the trading day on the NYSE following the trading day on which shares of our common stock are sold under the equity distribution agreement. Each confirmation will include the number of shares of our common stock sold in respect of such trading day, the net proceeds to us and the compensation payable by us to the applicable sales agent with respect to the sales.

We will pay each sales agent commissions for its services in acting as sales agent for us in the sale of common stock. Each sales agent will be entitled to compensation of up to 1% of the gross sales price of all common stock sold through it as sales agent (as agent for us, but not as principal) under the equity distribution agreement.

Sales In Principal Transactions

Under the equity distribution agreement, we may also issue and sell common stock to one or more of Barclays Capital Inc., BNP Paribas Securities Corp., BofA Securities, Inc., BTIG, LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Jefferies LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., Truist Securities, Inc. and Wells Fargo Securities, LLC, acting as principal for their own respective accounts, at a price agreed upon at the time of sale. If we sell our common stock to any such entity as principal, we will enter into a separate terms agreement with such entity or entities, as the case may be, setting forth the terms of the transaction, including the commissions to be paid to such entity, and we will describe the terms of the offering of that common stock in a separate prospectus supplement or pricing supplement.

Sales Through Forward Sellers

From time to time during the term of the equity distribution agreement, and subject to the terms and conditions set forth therein, we may deliver a transaction notice relating to a forward sale, enter into one or more forward sale agreements with a forward purchaser and deliver instructions to its agent and, in the case of BTIG, LLC, Nomura Securities International, Inc. (acting through BTIG, LLC as agent), under the equity distribution agreement in its capacity as forward seller thereunder. Upon receipt by a forward seller of an instruction from us requesting that it execute sales of borrowed shares of our common stock as a forward seller in connection with the applicable forward sale agreement and subject to the terms and conditions of the equity distribution agreement, the relevant forward purchaser or its affiliate will attempt to borrow, and the relevant forward seller will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell, such shares of our common stock to hedge such forward purchaser’s exposure under such forward sale agreement. We or the relevant forward seller may immediately suspend the offering of shares of our common stock at any time upon proper notice to the other party.

We expect that settlement between the relevant forward purchaser and forward seller of sales of borrowed shares of our common stock, as well as the settlement between the relevant forward seller and buyers of such shares of our common stock in the market, will generally occur on the first trading day following each date the sales are made or such earlier day as required by SEC rule or industry practice, unless another date shall be agreed to by the relevant parties. The obligation of the relevant forward seller under the equity distribution agreement to execute such sales of shares of our common stock is subject to a number of conditions, which each forward seller reserves the right to waive in its sole discretion.

In connection with each forward sale agreement, the relevant forward seller will receive, reflected in a reduced initial forward sale price payable by the relevant forward purchaser under its forward sale agreement, a commission of up to 1% of the gross proceeds of all borrowed shares of our common stock sold during the applicable period through it as a forward seller. We refer to this commission rate as the forward hedge selling commission rate.

The forward sale price per share under each forward sale agreement will initially equal the product of (1) an amount equal to one minus the applicable forward hedge selling commission rate and (2) the adjusted volume-weighted hedge price per share at which the borrowed shares of our common stock were sold pursuant to the equity distribution agreement by the relevant forward seller. Thereafter, the forward sale price will be subject to adjustment as described below.

The forward sale agreements, if any, will provide that the forward sale price, as well as the adjusted volume-weighted hedge price used to calculate the initial forward sale price, will be subject to adjustment on a daily basis based on a floating interest rate factor equal to a specified daily rate, less a spread, and will be subject to decrease on each of certain dates by certain pre-determined amounts during the term of the particular forward sale agreement. If the specified daily rate is less than the spread for a particular forward sale agreement on any day, the interest rate factor will result in a daily reduction of the applicable forward sale price.

In the event that we enter into any forward sale agreement, we expect that before the issuance of shares of our common stock, if any, upon physical or net share settlement of any forward sale agreement, the shares issuable upon settlement of that particular forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of that particular forward sale agreement over the number of shares of our common stock that could be purchased by us in the market (based on the average market price during the relevant period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the relevant reporting period). Consequently, before physical or net share settlement of a particular forward sale agreement and subject to the occurrence of certain events, we anticipate that there will be no dilutive effect on our earnings per share, except during periods when the average market price of our common stock is above the then-applicable forward sale price under that particular forward sale agreement. However, if we physically or net share settle a particular forward sale agreement, the delivery of shares of our common stock would result in an increase in the number of shares outstanding and dilution to our earnings per share.

We generally have the right to elect physical, cash or net share settlement under any forward sale agreement. Although we expect to settle any forward sale agreement entirely by delivering shares of our common stock in connection with full physical settlement, we may, subject to certain conditions, elect cash settlement or net share settlement for all or a portion of our obligations under a particular forward sale agreement if we conclude that it is in our interest to do so. For example, we may conclude that it is in our interest to cash settle or net share settle a particular forward sale agreement if we have no then-current use for all or a portion of the net proceeds that we would receive upon physical settlement. In addition, subject to certain conditions, we may elect to accelerate the settlement of all or a portion of the number of shares of our common stock underlying a particular forward sale agreement.

If we elect to physically settle any forward sale agreement by issuing and delivering shares of our common stock, we will receive an amount of cash from the relevant forward purchaser equal to the product of the forward sale price per share under that particular forward sale agreement and the number of shares of our common stock underlying the particular forward sale agreement. In the event we elect to cash settle or net share settle, the settlement amount will be generally related to (1) (a) the average of the volume-weighted average price of our common stock on each exchange business day during the relevant valuation period under the particular forward sale agreement minus (b) the applicable forward sale price, as specified in the applicable forward sale agreement, multiplied by (2) the number of shares of our common stock underlying the particular forward sale agreement subject to such cash settlement or net share settlement. If this settlement amount is a negative number, the relevant forward purchaser will pay us the absolute value of that amount (in the case of cash settlement) or deliver to us a number of shares of our common stock having a value equal to the absolute value of such amount (in the event of net share settlement). If this settlement amount is a positive number, we will pay the relevant forward purchaser that amount (in the case of cash settlement) or deliver to the relevant forward purchaser a number of shares of our common stock having a value equal to such amount (in the event of net share settlement).

If we elect cash settlement or net share settlement with respect to all or a portion of the shares of our common stock underlying a particular forward sale agreement, we expect that the relevant forward purchaser (or an affiliate thereof) will purchase a number of shares of our common stock necessary to satisfy its or its affiliate’s obligation to return the shares of our common stock borrowed from third parties in connection with the related sales of shares of our common stock and, upon net share settlement, its or its affiliate’s obligation to deliver shares to us, if applicable. In addition, the purchase of shares of our common stock in connection with the relevant forward purchaser or its affiliate unwinding its hedge positions could result in an increase (or a reduction in the amount of any decrease) in the price of shares of our common stock over that time, thereby increasing the amount of cash we would owe to the forward purchaser (or decreasing the amount of cash the forward purchaser would owe us) upon a cash settlement of the forward sale agreement or increasing the number of shares of our common stock we would deliver to the forward purchaser (or decreasing the number of shares of our common stock the forward purchaser would deliver to us) upon net share settlement of the forward sale agreement.

If we enter into a forward sale agreement, the relevant forward purchaser will have the right to accelerate that particular forward sale agreement (with respect to all or any portion of the transaction under that particular forward sale agreement that the forward purchaser determines is affected by that event and subject to the terms therein) and require us to settle on a date specified by that forward purchaser if:

•	the relevant forward purchaser or its affiliate is unable to, or would incur a materially increased cost to, establish, maintain or unwind its hedge position with respect to that particular forward sale agreement;

•	the relevant forward purchaser determines that it or its affiliate is unable, after using commercially reasonable efforts, to borrow (or maintain a borrowing of) a number of shares of our common stock equal to the number of shares of our common stock underlying that particular forward sale agreement or that, with respect to borrowing such number of shares of our common stock, it or its affiliate would incur a cost that is greater than the stock borrow cost in that particular forward sale agreement;

•	the forward purchaser determines that it has an excess Section 13 ownership position or an excess regulatory ownership position with respect to certain ownership restrictions;

•	a termination event occurs as a result of us declaring a dividend or distribution on shares of our common stock with a cash value in excess of a specified amount per calendar quarter, or with an ex-dividend date prior to the anticipated ex-dividend date for such cash dividend, or that constitutes an extraordinary dividend;

•	there occurs a public announcement of an event or transaction that, if consummated, would result in a merger event, tender offer, nationalization, delisting or change in law; or

•	certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into the applicable forward sale agreement, certain bankruptcy events or a market disruption event during a specified period that lasts for more than eight scheduled trading days (in each case, as determined pursuant to the terms of that forward sale agreement).

A forward purchaser’s decision to exercise its right to accelerate the settlement of any forward sale agreement will be made irrespective of our interests, including our need for capital. In those cases, we could be required to issue and deliver shares of our common stock under the physical settlement provisions of the particular forward sale agreement, irrespective of our capital needs, which would result in dilution to our earnings per share and dividends per share. In addition, upon certain insolvency filings relating to us, the particular forward sale agreement will terminate without further liability of either party, following which we would not issue any shares of our common stock or receive any proceeds pursuant to the particular forward sale agreement. See “Risk Factors” in this prospectus supplement.

Conflicts of Interest

As described in “Use of Proceeds”, some of the net proceeds of this offering or upon settlement of any forward sale agreement may be used to repay amounts outstanding under our revolving credit facility. An affiliate of certain of the sales agents is a lender under our revolving credit facility. To the extent that we use the net proceeds from this offering or upon settlement of any forward sale agreement to repay amounts we have borrowed or may borrow or re-borrow in the future under our revolving credit facility, such lenders will receive their pro rata portions of such proceeds.

In addition, we expect that all of the proceeds of any borrowed shares sold through a forward seller, and in the case of Nomura Securities International, Inc., through its agent, BTIG, LLC, will initially be paid to the related forward purchaser, in which case such forward purchaser or its affiliate may receive more than 5% of the net proceeds of this offering, not including underwriting compensation. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121 (Public Offerings of Securities With Conflicts of Interest). Pursuant to that rule, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering because the shares of our common stock have a “bona fide public market” (as such terms are defined in FINRA Rule 5121).

Other Relationships

Each sales agent, each forward seller, each forward purchaser and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Several sales agents, forward sellers, forward purchasers and their respective affiliates have engaged in, and each sales agent, forward seller, forward purchaser and their respective affiliates may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these engagements.

In addition, in the ordinary course of its business activities, each sales agent, each forward seller, each forward purchaser and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Each sales agent, each forward seller, each forward purchaser and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Transfer Agent and Registrar

Equiniti Trust Company, LLC is the registrar and transfer agent for our common stock.

No Public Offering Outside of the United States

Other than in the United States, no action has been taken that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Legal Matters

Certain legal matters in connection with this offering, including the legality of the common stock offered by this prospectus supplement, will be passed upon for us by Melissa M. Gleespen, Esq., Vice President, Corporate Secretary and Chief Compliance Officer of CMS Energy. In addition, Sidley Austin LLP, New York, New York, will pass upon certain legal matters relating to this offering for us. Pillsbury Winthrop Shaw Pittman LLP, New York, New York, will act as counsel to the sales agents. The forward purchasers have been represented by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements of CMS Energy Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to CMS Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC under File No. 1-9513. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can find additional information about us, including our SEC reports, on our web site at http://www.cmsenergy.com. The information on this web site (including any such information referred to herein) is not a part of this prospectus supplement and the accompanying prospectus.

We are “incorporating by reference” information into this prospectus supplement and the accompanying prospectus. This means that we are disclosing important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.

•	Annual Report on Form 10-K for the year ended December 31, 2025 filed on February 10, 2026;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 filed on April 28, 2026;

•	Current Reports on Form 8-K filed on February 11, 2026, February 20, 2026 and May 13, 2026; and

•	The sections of our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders filed on March 26, 2026 that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025 under Items 10, 11, 12, 13 and 14 of Part III thereof.

We and our subsidiary, Consumers, separately filed the combined Annual Report on Form 10-K and Quarterly Report on Form 10-Q listed above. We do not intend to incorporate by reference into this prospectus supplement the information relating to Consumers and its subsidiaries, and we make no representation as to the information relating to Consumers and its subsidiaries contained in such combined report.

The documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement, until the offering of our common stock pursuant to this prospectus supplement is terminated, are also incorporated by reference into this prospectus supplement and the accompanying prospectus (other than information in any such documents that is deemed to have been “furnished” but not “filed” under SEC rules). Any statement contained in such document will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or any other subsequently filed document modifies or supersedes such statement.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. We will provide this information upon oral or written request at no cost to the requester. You should direct your request to:

CMS Energy Corporation
One Energy Plaza
Jackson, Michigan 49201
Phone: (517) 788-0550
Attention: Office of the Secretary

PROSPECTUS

CMS ENERGY CORPORATION
Common Stock, Preferred Stock, Depositary Shares, Senior Debt Securities, Senior Convertible Debt Securities, Subordinated Debt Securities, Stock Purchase Contracts and Stock Purchase Units

CONSUMERS ENERGY COMPANY
Senior Notes and First Mortgage Bonds

CMS Energy Corporation, a Michigan corporation, may offer, from time to time:

•	shares of its common stock, par value $0.01 per share (“CMS Energy Common Stock”);

•	shares of its preferred stock, par value $0.01 per share (“Preferred Stock”);

•	depositary shares representing fractional interests in shares of Preferred Stock (“Depositary Shares”);

•	unsecured senior or subordinated debt securities consisting of debentures, convertible debentures, notes, convertible notes or other unsecured evidence of indebtedness;

•	stock purchase contracts to purchase CMS Energy Common Stock; and

•	stock purchase units, each consisting of a stock purchase contract and unsecured senior debt securities, unsecured subordinated debt securities, Preferred Stock or Depositary Shares of CMS Energy Corporation or debt obligations of third parties, including U.S. Treasury securities, or other securities, securing the holder’s obligation to purchase the CMS Energy Common Stock under the stock purchase contract, or any combination of the above.

Consumers Energy Company, a Michigan corporation, may offer, from time to time, secured senior debt consisting of senior notes and first mortgage bonds.

For each type of security listed above, the amount, price and terms will be determined at or prior to the time of sale.

We will provide the specific terms of these securities in an accompanying prospectus supplement or supplements. A prospectus supplement may also add, update or change information included in this prospectus. You should read this prospectus and the accompanying prospectus supplement or supplements carefully before you invest in any of the securities described herein. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Investing in these securities involves risks. See “Risk Factors” on page 3.

The CMS Energy Common Stock is listed on the New York Stock Exchange under the symbol “CMS”. Unless otherwise indicated in a prospectus supplement, the other securities described in this prospectus will not be listed on a national securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 11, 2026.

TABLE OF CONTENTS

PROSPECTUS

PROSPECTUS SUMMARY

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, any of us may, from time to time, sell any combination of our securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement containing specific information about the terms of that offering. Any prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus or any document incorporated or deemed to be incorporated by reference herein. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information contained in the prospectus supplement or any related free writing prospectus. The registration statement filed with the SEC includes exhibits that provide more details about certain documents described in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, the applicable prospectus supplement and any related free writing prospectus together with the additional information described under the heading “Where You Can Find More Information”.

As used in this prospectus, “CMS Energy” refers to CMS Energy Corporation and “Consumers” refers to Consumers Energy Company. The terms “we”, “us” and “our” refer to CMS Energy when discussing the securities to be issued by CMS Energy, Consumers when discussing the securities to be issued by Consumers and collectively to both of the Registrants where the context requires. “Registrants” refers, collectively, to CMS Energy and Consumers.

The principal executive offices of each of CMS Energy and Consumers are located at One Energy Plaza, Jackson, Michigan 49201, and the telephone number is 517-788-0550.

RISK FACTORS

Before acquiring any of the securities that may be offered by this prospectus, you should carefully consider the risks discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements and Information” in the most recent combined Annual Report on Form 10-K of CMS Energy and Consumers and in our subsequent quarterly reports on Form 10-Q, which are incorporated by reference in this prospectus, and corresponding sections in reports CMS Energy and Consumers may file with the SEC after the date of this prospectus. You should also carefully consider all of the information contained or incorporated by reference in this prospectus or in any prospectus supplement before you invest in any Registrant’s securities. See “Where You Can Find More Information” below.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) with respect to the securities offered in this prospectus. As allowed by SEC rules and regulations, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits filed with or incorporated by reference as exhibits to the Registration Statement. Statements in this prospectus concerning the provisions of any document filed or incorporated by reference as an exhibit to the Registration Statement are not necessarily complete and are qualified in their entirety by reference to such exhibit. For further information, you should refer to the Registration Statement and its exhibits.

Each of CMS Energy and Consumers is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and therefore files annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can find additional information about us on CMS Energy’s website at www.cmsenergy.com.  The information on this website (including such information referred to herein) is not a part of this prospectus or any prospectus supplement.

This prospectus, the applicable prospectus supplement and any free writing prospectus we authorize contains and incorporates by reference information that you should consider when making your investment decision. We have not authorized anyone to provide you with different information. You should not assume that the information included or incorporated by reference in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the applicable document. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus. Later information that we file with the SEC (other than Current Reports on Form 8-K (or portions thereof) furnished under Item 2.02 or Item 7.01 of Form 8-K) will automatically update and supersede this information. Each Registrant incorporates by reference into this prospectus the documents listed below related to such Registrant and any future filings (other than Current Reports on Form 8-K (or portions thereof) furnished under Item 2.02 or Item 7.01 of Form 8-K) that such Registrant makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offerings contemplated by this prospectus are terminated.

CMS ENERGY

•	Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 10, 2026

•	The sections of our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders filed with the SEC on March 20, 2025 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2024)

CONSUMERS

•	Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 10, 2026

•	The sections of our Definitive Proxy Statement on Schedule 14A for the CMS Energy Annual Meeting of Shareholders filed with the SEC on March 20, 2025 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2024)

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request at no cost to the requester. You should direct your requests to:

CMS Energy Corporation

One Energy Plaza

Jackson, Michigan 49201

Telephone: 517-788-0550

Attention: Office of the Secretary

SAFE HARBOR STATEMENT UNDER THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This prospectus, any related prospectus supplement, any related free writing prospectus and the documents that we incorporate by reference herein and therein may contain statements that are statements concerning our expectations, plans, objectives, future financial performance and other items that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Registrants are including herein or incorporating by reference cautionary statements identifying important factors that could cause their respective actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of the Registrants. Any statements that express or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events, performance or growth (often, but not always, through the use of words or phrases such as “anticipates,” “assumes,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goals,” “guidance,” “intends,” “may,” “might,” “objectives,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “targets,” “will,” and other similar words) are not statements of historical facts and are forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the important factors described in the sections entitled “Risk Factors” and “Forward-Looking Statements and Information” in the most recent combined Annual Report on Form 10-K of CMS Energy and Consumers and in our subsequent quarterly reports on Form 10-Q that could cause a Registrant’s actual results to differ materially from those contained in forward-looking statements of such Registrant made by or on behalf of such Registrant.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results and are beyond the control of the Registrants. You are cautioned not to place undue reliance on forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Registrants undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for each Registrant’s management to predict all of such factors, nor can such management assess the impact of each such factor on the business of such Registrant or the extent to which any factor, or combination of factors, may cause actual results of such Registrant to differ materially from those contained in any forward-looking statements.

THE REGISTRANTS

CMS ENERGY

CMS Energy is an energy company operating primarily in Michigan. It is the parent holding company of several subsidiaries, including Consumers, an electric and gas utility, and NorthStar Clean Energy Company (“NorthStar”), primarily a domestic independent power producer and marketer. Consumers is an electric and gas utility that provides electricity and/or natural gas to 6.8 million of Michigan’s 10 million residents. NorthStar, through its subsidiaries and certain equity investments, is engaged in domestic independent power production, including the development and operation of renewable generation, and the marketing of independent power production. CMS Energy manages its businesses by the nature of services each provides, and operates principally in three business segments: electric utility, gas utility, and NorthStar, its non-utility operations and investments.

CONSUMERS

Consumers was incorporated in Maine in 1910 and became a Michigan corporation in 1968. Consumers owns and operates electric generation and distribution facilities and gas transmission, storage and distribution facilities. Consumers provides electricity and/or natural gas to 6.8 million of Michigan’s 10 million residents. Consumers’ rates and certain other aspects of its business are subject to the jurisdiction of the Michigan Public Service Commission and the Federal Energy Regulatory Commission, as well as to North American Electric Reliability Corporation reliability standards.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement or other offering materials, the net proceeds from the sale of the CMS Energy and Consumers securities will be used for general corporate purposes. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations. The specific use of proceeds from the sale of securities will be set forth in the applicable prospectus supplement or other offering materials relating to the offering of such securities.

DESCRIPTION OF SECURITIES

CMS ENERGY

Introduction

Specific terms of the shares of CMS Energy Common Stock, shares of Preferred Stock, Depositary Shares, unsecured senior debt securities (the “Senior Debt Securities”), unsecured convertible senior debt securities (the “Senior Convertible Debt Securities”) and unsecured subordinated debt securities, which may provide that such securities are convertible into other securities (the “Subordinated Debt Securities”) (the Senior Debt Securities, the Senior Convertible Debt Securities and the Subordinated Debt Securities are referred to, individually, as a “CMS Energy Debt Security” and, collectively, as the “CMS Energy Debt Securities”), stock purchase contracts to purchase CMS Energy Common Stock (the “Stock Purchase Contracts”), and stock purchase units (the “Stock Purchase Units”), each representing ownership of a Stock Purchase Contract and Senior Debt Securities, Subordinated Debt Securities, Preferred Stock, Depositary Shares, or debt obligations of third parties, including U.S. Treasury securities, or other securities, securing the holder’s obligation to purchase the CMS Energy Common Stock under the Stock Purchase Contract, or any combination of the foregoing (collectively, the “CMS Energy Offered Securities”), will be set forth in an accompanying prospectus supplement or supplements, together with the terms of the offering of the CMS Energy Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The prospectus supplement will set forth with regard to the particular CMS Energy Offered Securities, without limitation, the following:

•	in the case of CMS Energy Debt Securities, the designation, the aggregate principal amount, the denomination, the maturity, the premium, if any, any exchange, conversion, redemption or sinking fund provisions, the interest rate (which may be fixed or variable), the time or method of calculating interest payments, the right of CMS Energy, if any, to defer payment or interest on the CMS Energy Debt Securities and the maximum length of such deferral, put options, if any, the public offering price, the ranking, any listing on a securities exchange and other specific terms of the offering and sale thereof;

•	in the case of CMS Energy Common Stock, the number of shares, the public offering price and other specific terms of the offering and sale thereof;

•	in the case of Preferred Stock, the designation, the number of shares, the liquidation preference per security, the public offering price, any listing on a securities exchange, the dividend rate (or method of calculation thereof), the dates on which dividends shall be payable and the dates from which dividends shall accrue, any voting rights, any redemption, exchange, conversion or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to a specific series of the Preferred Stock, whether interests in Preferred Stock will be represented by Depositary Shares, and other specific terms of the offering and sale thereof;

•	in the case of Depositary Shares, the fractional ownership interest in a share of Preferred Stock to be represented by each Depositary Share, the liquidation preference per security, any listing on a securities exchange, the designation of the related Preferred Stock, the dividend rate on the related Preferred Stock (or method of calculation thereof), the dates on which dividends shall be payable on the related Preferred Stock and the dates from which such dividends shall accrue, any voting rights and any redemption, exchange, conversion or sinking fund provisions applicable to the related Preferred Stock, and any other rights, preferences, privileges, limitations or restrictions relating to the related Preferred Stock, the identity of the bank or trust company acting as depositary under the related deposit agreement, and other specific terms of the offering and sale thereof;

•	in the case of Stock Purchase Contracts, the specific terms of the Stock Purchase Contract, the number of shares of CMS Energy Common Stock subject thereto and the terms of the offering and sale thereof; and

•	in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Senior Debt Securities, Subordinated Debt Securities, Preferred Stock, Depositary Shares, or debt obligations of third parties or other securities securing the holders’ obligation to purchase CMS Energy Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof.

Capital Stock

The following summary of certain rights of the holders of CMS Energy capital stock does not purport to be complete and is qualified in its entirety by express reference to the Restated Articles of Incorporation, as amended, of CMS Energy (the “CMS Energy Articles”) and the Amended and Restated Bylaws of CMS Energy (the “CMS Energy Bylaws”), which are incorporated into this prospectus by reference. See “Where You Can Find More Information” above. A copy of each of the CMS Energy Articles and the CMS Energy Bylaws has been previously filed with the SEC. The CMS Energy Articles and CMS Energy Bylaws are also available on our website at www.cmsenergy.com. The information on our website is not part of this prospectus or any prospectus supplement.

The authorized capital stock of CMS Energy consists of:

•	350 million shares of CMS Energy Common Stock; and

•	10 million shares of Preferred Stock.

At January 16, 2026 CMS Energy had 306,420,901 shares of CMS Energy Common Stock and 9,200 shares of Preferred Stock issued and outstanding.

Common Stock

Dividend Rights and Policy; Restrictions on Dividends

Dividends on CMS Energy Common Stock are paid at the discretion of the board of directors of CMS Energy based primarily upon the earnings and financial condition of CMS Energy. Dividends are payable out of the assets of CMS Energy legally available therefor.

CMS Energy is a holding company that conducts substantially all of its operations through its subsidiaries. Its only significant assets are the capital stock of its subsidiaries, and its subsidiaries generate substantially all of its operating income and cash flow. As a holding company with no significant operations of its own, the principal sources of its funds are dependent primarily upon the earnings of its subsidiaries (in particular, Consumers), borrowings and sales of equity. CMS Energy’s ability to pay dividends on its capital stock is dependent primarily upon the earnings and cash flows of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends, tax sharing payments, loans or advances and repayment of loans and advances from CMS Energy. Accordingly, the ability of CMS Energy to pay dividends on its capital stock will depend on the earnings, financial requirements, contractual restrictions of the subsidiaries of CMS Energy (in particular, Consumers) and other factors. CMS Energy’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts on the capital stock of CMS Energy or to make any funds available therefor, whether by dividends, loans or other payments.

Dividends on capital stock of CMS Energy are limited by Michigan law to legally available assets of CMS Energy. Distributions on CMS Energy Common Stock may be subject to the rights of the holders, if any, of any issued and outstanding series of Preferred Stock.

Michigan law prohibits payment of a dividend or a repurchase of capital stock if, after giving it effect, a corporation would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the CMS Energy Articles provide otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution (including the rights of holders of Preferred Stock, if any).

Voting Rights

Each holder of CMS Energy Common Stock is entitled to one vote for each share of CMS Energy Common Stock held by such holder on each matter voted upon by the shareholders. Such right to vote is not cumulative. A majority of the votes cast by the holders of shares entitled to vote thereon is sufficient for the adoption of any question presented, except that certain provisions of the CMS Energy Articles relating to (i) the authorization, effectiveness or validity of a merger or consolidation of CMS Energy that would adversely affect the powers or special rights of CMS Energy Common Stock (either directly by amendment to the CMS Energy Articles or indirectly by requiring the holders of the CMS Energy Common Stock to accept or retain, in such merger or consolidation, anything other than shares of CMS Energy Common Stock or shares of the surviving or resulting corporation having, in either case, powers and special rights identical to those of the CMS Energy Common Stock prior to such merger or consolidation) require the vote or consent of the holders of a majority of all of the shares of CMS Energy Common Stock then outstanding, (ii) contested elections of directors require the vote of a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors and (iii) special shareholder meetings, the number of directors, vacancies on CMS Energy’s board of directors, the removal, indemnification and liability of CMS Energy’s board of directors and the requirements for amending these provisions may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the holders of a majority of the outstanding shares entitled to vote thereon.

Under Michigan law, the approval of the holders of a majority of the outstanding shares of CMS Energy Common Stock would be necessary (1) to authorize, effect or validate the merger or consolidation of CMS Energy into or with any other corporation if such merger or consolidation would adversely affect the powers or special rights of CMS Energy Common Stock, and (2) to authorize any amendment to the CMS Energy Articles that would increase or decrease the aggregate number of authorized shares of CMS Energy Common Stock or alter or change the powers, preferences or special rights of the shares of CMS Energy Common Stock so as to affect them adversely. The effect of these provisions and the related provisions described in the prior paragraph may be to permit the holders of a majority of the outstanding shares of CMS Energy Common Stock to block any such merger or amendment that would adversely affect the powers or special rights of holders of such shares of CMS Energy Common Stock.

Preemptive Rights

The CMS Energy Articles provide that holders of CMS Energy Common Stock will have no preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.

Liquidation Rights

In the event of the dissolution, liquidation or winding up of CMS Energy, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of CMS Energy and after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts (including any accumulated and unpaid dividends) to which they are entitled, the holders of CMS Energy Common Stock will be entitled to receive, on a per share basis, the assets of CMS Energy remaining for distribution to the holders of CMS Energy Common Stock. Neither the merger or consolidation of CMS Energy into or with any other corporation, nor the merger or consolidation of any other corporation into or with CMS Energy nor any sale, transfer or lease of all or any part of the assets of CMS Energy, shall be deemed to be a dissolution, liquidation or winding up for the purposes of this provision.

Because CMS Energy has subsidiaries that have debt obligations and other liabilities of their own, CMS Energy’s rights and the rights of its creditors and its stockholders to participate in the distribution of assets of any subsidiary upon the latter’s liquidation or recapitalization will be subject to prior claims of the subsidiary’s creditors, except to the extent that CMS Energy may itself be a creditor with recognized claims against the subsidiary.

Subdivision or Combination

If CMS Energy subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of CMS Energy Common Stock, the voting and liquidation rights of shares of CMS Energy Common Stock will be appropriately adjusted so as to avoid any dilution in aggregate voting or liquidation rights.

Transfer Agent and Registrar

The transfer agent and registrar for CMS Energy Common Stock is Equiniti Trust Company, LLC.

Listing

CMS Energy Common Stock is listed on the New York Stock Exchange and trades under the symbol “CMS.”

Exchanges

The CMS Energy Articles do not provide for either the mandatory or optional exchange or redemption of CMS Energy Common Stock.

Preferred Stock

The authorized Preferred Stock may be issued without the approval of the holders of CMS Energy Common Stock in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, voting rights, if any, and qualifications, limitations or restrictions thereof, as shall be stated in a resolution providing for the issue of any such series adopted by CMS Energy’s board of directors. The CMS Energy Articles provide that holders of Preferred Stock will not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued. The future issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of CMS Energy. Shares of Preferred Stock may be offered either separately or represented by Depositary Shares.

Depositary Shares

CMS Energy may issue shares of Preferred Stock either separately or represented by Depositary Shares. Each Depositary Share that CMS Energy issues will represent a fractional interest in a share of Preferred Stock of any series, to be described in an applicable prospectus supplement.

In connection with the issuance of any Depositary Shares, CMS Energy will enter into a deposit agreement with a bank or trust company selected by CMS Energy, as depositary, which will be named in the applicable prospectus supplement. Depositary Shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following CMS Energy’s issuance of any shares of Preferred Stock related to the Depositary Shares, CMS Energy will deposit such shares of Preferred Stock with the relevant depositary and will cause the depositary to issue, on its behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the share of Preferred Stock represented by the related Depositary Share, to all of the designations, powers, preferences and relative, participating, optional or other special rights of, and will be subject to all of the qualifications, limitations or restrictions on, the Preferred Stock represented thereby, including any dividend, voting, redemption, conversion, exchange and liquidation rights.

The prospectus supplement relating to any Depositary Shares being offered will include specific terms relating to the offering, including a discussion of certain United States federal income tax consequences.

CMS Energy will include a copy of the form of deposit agreement, including the form of depositary receipt, and any other instrument establishing the terms of any Depositary Shares that CMS Energy offers as exhibits to a filing it will make with the SEC in connection with that offering.

Primary Source of Funds of CMS Energy; Restrictions on Sources of Dividends

The ability of CMS Energy to pay (i) dividends on its capital stock and (ii) its indebtedness, including the CMS Energy Debt Securities, depends and will depend substantially upon timely receipt of sufficient dividends or other distributions from its subsidiaries, in particular Consumers and NorthStar. Each of Consumers’ and NorthStar’s ability to pay dividends on its common stock depends upon its revenues, earnings and other factors. Consumers’ revenues and earnings will depend substantially upon rates authorized by the Michigan Public Service Commission.

CMS Energy may pledge the common stock of Consumers as security for certain bank credit facilities.

Consumers’ Restated Articles of Incorporation (the “Consumers Articles”) provide two restrictions on its payment of dividends on its common stock. First, prior to the payment of any common stock dividend, Consumers must reserve retained earnings after giving effect to such dividend payment of at least:

•	$7.50 per share on all then outstanding shares of its preferred stock; and

•	$7.50 per share on all then outstanding shares of all other stock over which its preferred stock do not have preference as to the payment of dividends and as to assets.

Second, dividend payments during the 12-month period ending with the month the proposed payment is to be paid are limited to:

•	50% of net income available for the payment of dividends during the Base Period (as defined below), if the ratio of common stock and surplus to total capitalization and surplus for 12 consecutive calendar months within the 14 calendar months immediately preceding the proposed dividend payment (the “Base Period”), adjusted to reflect the proposed dividend, is less than 20%; and

•	75% of net income available for the payment of dividends during the Base Period, if the ratio of common stock and surplus to total capitalization and surplus for the 12 consecutive calendar months immediately preceding the proposed dividend payment, is at least 20% but less than 25%.

The Consumers Articles also prohibit the payment of cash dividends on its common stock if Consumers is in arrears on preferred stock dividend payments.

Provisions of the Federal Power Act and the Natural Gas Act appear to restrict dividends payable by Consumers to the amount of Consumers’ retained earnings. Several decisions from the Federal Energy Regulatory Commission suggest that under a variety of circumstances common stock dividends from Consumers would not be limited to amounts in Consumers’ retained earnings. Any decision by Consumers to pay common stock dividends in excess of retained earnings would be based on specific facts and circumstances and would result only after a formal regulatory filing process.

In addition, Michigan law prohibits payment of a dividend if, after giving it effect, Consumers or NorthStar would not be able to pay its respective debts as they become due in the usual course of business, or its respective total assets would be less than the sum of its respective total liabilities plus, unless the respective articles of incorporation permit otherwise, the amount that would be needed, if Consumers or NorthStar were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Currently, it is Consumers’ target to pay annual dividends equal to 80% of its annual consolidated net income, as, if and when declared by Consumers’ board of directors. Consumers’ board of directors reserves the right to change this target at any time.

CMS Energy Debt Securities

The CMS Energy Debt Securities offered by any prospectus supplement will be unsecured obligations of CMS Energy and will be either senior or subordinated debt. Senior Debt Securities will be issued under our senior debt indenture dated as of September 15, 1992 between CMS Energy and The Bank of New York Mellon, as trustee, as amended and supplemented (the “Senior Debt Indenture”), and Subordinated Debt Securities will be issued under our indenture dated as of June 1, 1997 between CMS Energy and The Bank of New York Mellon, as trustee, as amended and supplemented (the “Subordinated Debt Indenture”). The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes referred to in this prospectus individually as a “CMS Energy Indenture” and collectively as the “CMS Energy Indentures”.

The following briefly summarizes the material provisions of the CMS Energy Indentures that have been filed with the SEC and incorporated by reference in the Registration Statement of which this prospectus is a part. This summary of the CMS Energy Indentures is not complete and is qualified in its entirety by reference to the CMS Energy Indentures. You should read the more detailed provisions of the applicable CMS Energy Indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of CMS Energy Debt Securities, which will be described in more detail in the applicable prospectus supplement.

Unless otherwise provided in the applicable prospectus supplement, the trustee under the Senior Debt Indenture and under the Subordinated Debt Indenture will be The Bank of New York Mellon.

General

The CMS Energy Indentures provide that CMS Energy Debt Securities may be issued in one or more series, with different terms, in each case as authorized from time to time by CMS Energy. The CMS Energy Indentures do not limit the aggregate principal amount of CMS Energy Debt Securities that may be issued under the CMS Energy Indentures.

Certain material United States federal income tax consequences and other special considerations applicable to any CMS Energy Debt Securities issued at a discount will be described in the applicable prospectus supplement.

Because CMS Energy is a holding company, the claims of creditors of CMS Energy’s subsidiaries will have a priority over CMS Energy’s equity rights and the rights of CMS Energy’s creditors, including the holders of CMS Energy Debt Securities, to participate in the assets of the subsidiary upon the subsidiary’s liquidation.

The applicable prospectus supplement relating to any series of CMS Energy Debt Securities will describe the specific terms of that series and of the offering. Such terms may include some or all of the following:

•	the title of the CMS Energy Debt Securities;

•	whether the CMS Energy Debt Securities will be senior or subordinated debt;

•	the total principal amount of the CMS Energy Debt Securities of such series that may be issued;

•	the percentage of the principal amount at which the CMS Energy Debt Securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the place or places where the principal of and any premium and interest on such CMS Energy Debt Securities of such series will be payable;

•	any right of CMS Energy to redeem such CMS Energy Debt Securities of such series and the terms and conditions of any such redemption;

•	any obligation of CMS Energy to redeem, purchase or repay the CMS Energy Debt Securities of such series at the option of a holder upon the happening of any event and the terms and conditions of any such redemption, purchase or repayment;

•	any obligation of CMS Energy to permit the conversion of such CMS Energy Debt Securities of such series into CMS Energy Common Stock and the terms and conditions upon which such conversion shall be effected;

•	whether the CMS Energy Debt Securities of such series will be issued in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the CMS Energy Debt Securities of such series;

•	any additional amounts with respect to the CMS Energy Debt Securities of such series that CMS Energy will pay to a non-United States person because of any tax, assessment or governmental charge withheld or deducted and, if so, any option of CMS Energy to redeem the CMS Energy Debt Securities of such series rather than paying these additional amounts; and

•	any other specific terms of the CMS Energy Debt Securities of such series.

The CMS Energy Indentures provide that all CMS Energy Debt Securities of any one series need not be issued at the same time, and CMS Energy may, from time to time, issue additional CMS Energy Debt Securities of a previously issued series without consent of, and without notifying, the holders of other CMS Energy Debt Securities.

Concerning the Trustees

The Bank of New York Mellon, the trustee under the Senior Debt Indenture and the Subordinated Debt Indenture, is one of a number of banks with which CMS Energy and its subsidiaries maintain ordinary banking relationships.

Exchange and Transfer

CMS Energy Debt Securities may be presented for exchange and registered CMS Energy Debt Securities may be presented for registration of transfer at the office or agency maintained for that purpose subject to the restrictions set forth in any such CMS Energy Debt Securities and in the applicable prospectus supplement without service charge, but upon payment of any taxes or other governmental charges due in connection therewith, subject to any limitations contained in the applicable CMS Energy Indenture. CMS Energy Debt Securities in bearer form and the coupons appertaining thereto, if any, will be transferable by delivery as provided in the applicable CMS Energy Indenture.

Payment

Payments of principal of and any interest on CMS Energy Debt Securities in registered form will be made at the office or agency of the applicable trustee. Under the Senior Debt Indenture, CMS Energy is required to maintain an office or agency in The City of New York where Senior Debt Securities may be presented for payment, transfer or exchange. However, at the option of CMS Energy, payment of any interest may be made by check or by wire transfer. Payment of any interest due on CMS Energy Debt Securities in registered form will be made to the persons in whose name the CMS Energy Debt Securities are registered at the close of business on the record date for such interest payments. Payments to be made in any other manner will be specified in the applicable prospectus supplement.

Events of Default

Each CMS Energy Indenture provides that events of default regarding any series of CMS Energy Debt Securities will include:

•	failure to pay required interest on any CMS Energy Debt Security of such series for 30 days; provided, however, that, with respect to the Subordinated Debt Indenture, if CMS Energy is permitted by the terms of a series of Subordinated Debt Securities to defer the payment in question, the date on which such payment is due and payable shall be the date on which CMS Energy is required to make payment following such deferral, if such deferral has been elected pursuant to the terms of such Subordinated Debt Securities;

•	failure to pay principal on any CMS Energy Debt Security of such series when due; provided, however, that, with respect to the Subordinated Debt Indenture, if CMS Energy is permitted by the terms of a series of Subordinated Debt Securities to defer the payment in question, the date on which such payment is due and payable shall be the date on which CMS Energy is required to make payment following such deferral, if such deferral has been elected pursuant to the terms of such Subordinated Debt Securities;

•	failure to deposit any sinking fund when due in respect of the CMS Energy Debt Securities of such series;

•	failure to perform any other covenant in the relevant indenture, other than a covenant included in the relevant indenture solely for the benefit of a series of CMS Energy Debt Securities other than such series, for 60 days after written notice by the trustee to CMS Energy or by the holders of at least 25% in aggregate principal amount of the outstanding CMS Energy Debt Securities of all series affected thereby to CMS Energy and the trustee as provided in the applicable CMS Energy Indenture;

•	certain events of bankruptcy or insolvency, whether voluntary or not, of CMS Energy;

•	entry of final judgments against CMS Energy or Consumers for more than $25,000,000 (in the case of the Senior Debt Indenture) or $100,000,000 (in the case of the Subordinated Debt Indenture) that remain undischarged or unbonded for 60 days; or

•	a default resulting in the acceleration of indebtedness of CMS Energy of more than $25,000,000 (in the case of the Senior Debt Indenture) or $100,000,000 (in the case of the Subordinated Debt Indenture), and the acceleration has not been rescinded or annulled within 10 days after written notice of such default by the trustee to CMS Energy or by the holders of at least 10% in aggregate principal amount of the outstanding CMS Energy Debt Securities of that series to CMS Energy and the trustee as provided in the applicable CMS Energy Indenture.

Additional events of default may be prescribed for the benefit of the holders of a particular series of CMS Energy Debt Securities and will be described in the prospectus supplement relating to that series of CMS Energy Debt Securities.

If an event of default regarding CMS Energy Debt Securities of any series issued under the CMS Energy Indentures should occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of outstanding CMS Energy Debt Securities of such series may declare each CMS Energy Debt Security of that series due and payable.

Holders of a majority in aggregate principal amount of the outstanding CMS Energy Debt Securities of each series affected will be entitled to control certain actions of the trustee under the CMS Energy Indentures. The trustee generally will not be requested, ordered or directed by any of the holders of CMS Energy Debt Securities, unless one or more of such holders shall have offered to the trustee reasonable indemnity.

Before any holder of any series of CMS Energy Debt Securities may institute action for any remedy, except payment on such holder’s CMS Energy Debt Security when due, the holders of not less than 25% in aggregate principal amount of the CMS Energy Debt Securities of each affected series then outstanding must request the trustee to take action. Holders must also offer the trustee reasonable indemnity against costs, expenses and liabilities incurred by the trustee for taking such action.

CMS Energy is required to annually furnish the relevant trustee a statement as to CMS Energy’s compliance with all conditions and covenants under the applicable CMS Energy Indenture. Each CMS Energy Indenture provides that the relevant trustee may withhold notice to the holders of the CMS Energy Debt Securities of any series of any default affecting such series, except payment of principal of, interest on or any sinking fund installment on CMS Energy Debt Securities of such series when due, if it considers withholding notice to be in the interests of the holders of the CMS Energy Debt Securities of such series.

Consolidation, Merger or Sale of Assets

Each CMS Energy Indenture provides that CMS Energy may consolidate with or merge into any other corporation, or sell, lease or convey its property as an entirety or substantially as an entirety to any other person, if the new corporation or person assumes the obligations of CMS Energy under the CMS Energy Debt Securities and the CMS Energy Indentures and is organized and existing under the laws of the United States of America, any U.S. state or the District of Columbia, and after giving effect to the transaction no event of default under the applicable CMS Energy Indenture has occurred and is continuing, and certain other conditions are met.

Modification of the Indenture

Each CMS Energy Indenture permits CMS Energy and the relevant trustee to enter into supplemental indentures without the consent of the holders of the CMS Energy Debt Securities issued under the relevant indenture:

•	to pledge assets as security for one or more series of CMS Energy Debt Securities;

•	to provide for a successor to CMS Energy to assume the applicable CMS Energy Indenture;

•	to add covenants of CMS Energy for the benefit of the holders of any series of CMS Energy Debt Securities; and

•	to provide for a successor trustee.

The Senior Debt Indenture also permits CMS Energy and the trustee to enter into supplemental indentures without the consent of the holders of the Senior Debt Securities issued under the Senior Debt Indenture:

•	to cure any ambiguity or to correct or supplement any provision in the Senior Debt Indenture or any supplemental indenture that may be defective or inconsistent with any other provision contained in the Senior Debt Indenture or any supplemental indenture, or to make such other provisions as CMS Energy may deem necessary or desirable, with respect to matters arising under the Senior Debt Indenture, provided that no such action shall adversely affect the interests of the holders of the Senior Debt Securities of any series appertaining thereto; and

•	to establish the form and terms of any series of securities under the Senior Debt Indenture.

The Subordinated Debt Indenture also permits CMS Energy and the trustee to enter into supplemental indentures without the consent of the holders of the Subordinated Debt Securities issued under the Subordinated Debt Indenture:

•	to correct any mistake, cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the Subordinated Debt Indenture (including any supplemental indenture); provided that such modification or amendment does not adversely affect the interests of the holders of the Subordinated Debt Securities in any material respect, as evidenced by an officers’ certificate; provided, further, that any amendment or supplement made solely to conform the provisions of the Subordinated Debt Indenture and the forms or terms of the Subordinated Debt Securities of any series to the description of such series of Subordinated Debt Securities set forth in the applicable prospectus or prospectus supplement, offering memorandum or other document used in connection with the offer or sale of such series of Subordinated Debt Securities will not be deemed to adversely affect the interests of the holders of any Subordinated Debt Securities, as evidenced by an officers’ certificate;

•	to make any provision with respect to matters or questions arising under the Subordinated Debt Indenture that CMS Energy may deem necessary or desirable and that shall not be inconsistent with provisions of the Subordinated Debt Indenture; provided, that such change or modification does not, in the good faith opinion of CMS Energy, as evidenced by an officers’ certificate, adversely affect the interests of the holders of the Subordinated Debt Securities in any material respect;

•	to establish the form and terms of the Subordinated Debt Securities of any series as permitted by the Subordinated Debt Indenture (including, without limitation, to add to, modify or otherwise amend any provision of the Subordinated Debt Indenture so long as such addition, modification or amendment applies only to the Subordinated Debt Securities of such series);

•	to surrender any right or power conferred upon CMS Energy;

•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the Subordinated Debt Indenture under the Trust Indenture Act of 1939, as amended;

•	to add guarantees of obligations under the Subordinated Debt Securities;

•	to modify, amend or replace, in whole or in part, the subordination provisions of the Subordinated Debt Indenture in connection with the creation and issuance of any Subordinated Debt Securities of any series (but not with respect to any outstanding Subordinated Debt Securities expressly made subject to such subordination provisions);

•	to add any additional events of default with respect to all or any series of Subordinated Debt Securities;

•	to change or eliminate any other provisions of the Subordinated Debt Indenture to such extent as shall be necessary or desirable to permit or facilitate the issuance, legending, registration, transfer or exchange, redemption or repurchase of Subordinated Debt Securities in the form of global securities, including to comply with the rules, practices and procedures of any depository (and related procedures);

•	to change or eliminate any of the provisions of the Subordinated Debt Indenture, provided that any such change or elimination shall become effective only when there is no Subordinated Debt Security outstanding of any series created prior to the execution of the supplemental indenture effecting such change or elimination which is entitled to the benefit of such provision (or such change or elimination only applies to a new series of Subordinated Debt Securities being established or created); and

•	to provide for or confirm the issuance of additional Subordinated Debt Securities of any series in accordance with the terms of the Subordinated Debt Indenture.

Each CMS Energy Indenture also permits CMS Energy and the relevant trustee, with the consent of the holders of a majority in aggregate principal amount of the CMS Energy Debt Securities of all series then outstanding and affected (voting as one class), to enter into one or more supplemental indentures to change in any manner the provisions of the applicable CMS Energy Indenture or modify in any manner the rights of the holders of the CMS Energy Debt Securities of each such affected series issued under the relevant indenture; provided, that no such supplemental indenture shall:

•	change the time of payment of the principal of such CMS Energy Debt Security;

•	reduce the principal amount or amount payable upon redemption, if any, of such CMS Energy Debt Security;

•	reduce the rate or change the time of payment of interest on such CMS Energy Debt Security;

•	change the currency of payment of principal of or interest on such CMS Energy Debt Security;

•	reduce the amount payable on any securities issued originally at a discount upon acceleration or provable in bankruptcy; or

•	impair the right to institute suit for the enforcement of any payment on any CMS Energy Debt Security when due.

In addition, no such supplemental indenture may reduce the percentage in principal amount of the CMS Energy Debt Securities of the affected series, the consent of whose holders is required for any such supplemental indenture or for any waiver provided for in the applicable CMS Energy Indenture.

Prior to the acceleration of the maturity of any CMS Energy Debt Security, the holders, voting as one class, of a majority in aggregate principal amount of the CMS Energy Debt Securities of all series then outstanding with respect to which a default or event of default shall have occurred and be continuing may on behalf of the holders of all such affected CMS Energy Debt Securities waive any past default or event of default and its consequences, except a default or an event of default in respect of the payment of the principal of or interest on any CMS Energy Debt Security of such series or in respect of a covenant or provision of the applicable CMS Energy Indenture or of any CMS Energy Debt Security that cannot be modified or amended without the consent of the holder of each CMS Energy Debt Security affected.

Defeasance, Covenant Defeasance and Discharge

Each CMS Energy Indenture provides that, at the option of CMS Energy:

•	CMS Energy will be discharged from all obligations in respect of the CMS Energy Debt Securities of a particular series then outstanding (except for certain obligations to register the transfer or exchange of the CMS Energy Debt Securities of such series, to replace stolen, lost or mutilated CMS Energy Debt Securities of such series, to maintain paying agencies and to maintain the trust described below); or

•	CMS Energy need not comply with certain restrictive covenants of the relevant CMS Energy Indenture (including those described under “Consolidation, Merger or Sale of Assets” above),

if CMS Energy in each case irrevocably deposits in trust with the relevant trustee money or Government Obligations (as defined in the CMS Energy Indentures), maturing as to principal and interest at such times and in such amounts as will insure the availability of money, or a combination of money and Government Obligations, sufficient in the opinion of a nationally recognized firm of independent public accountants to pay all the principal and interest on the CMS Energy Debt Securities of such series, and any sinking fund payment, on the stated maturities of such CMS Energy Debt Securities in accordance with the terms thereof.

To exercise this option, CMS Energy is required to deliver to the relevant trustee an opinion of independent counsel to the effect that:

•	the exercise of such option would not cause the holders of the CMS Energy Debt Securities of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

•	in the case of a discharge, such opinion shall also be to the effect that (i) a ruling to the same effect has been received from or published by the Internal Revenue Service or (ii) since the date of the CMS Energy Indenture there has been a change in the applicable United States federal income tax law.

In accordance with the Senior Debt Indenture, in the event:

•	CMS Energy exercises its option to effect a covenant defeasance with respect to the Senior Debt Securities of a particular series as described above;

•	the Senior Debt Securities of a particular series are thereafter declared due and payable because of the occurrence of any event of default other than an event caused by failing to comply with the covenants which are defeased; or

•	the amount of money and securities on deposit with the relevant trustee would be insufficient to pay amounts due on the Senior Debt Securities of a particular series at the time of the acceleration resulting from such event of default,

CMS Energy would remain liable for such amounts.

In accordance with the Subordinated Debt Indenture, at the option of CMS Energy, CMS Energy will also be discharged from all obligations under the Subordinated Debt Indenture and the Subordinated Debt Indenture shall cease to be of further effect (except for certain obligations, including to register the transfer of or exchange the Subordinated Debt Securities of a particular series, to replace stolen, lost or mutilated Subordinated Debt Securities of a particular series, to maintain paying agencies and to maintain the trust described below) if:

•	all the Subordinated Debt Securities of a particular series that have not been paid in full and delivered to the relevant trustee for cancellation shall have become due and payable, or by their terms become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the relevant trustee;

•	CMS Energy irrevocably deposits in trust with the relevant trustee money and/or securities backed by the full faith and credit of the United States that, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the Subordinated Debt Securities of a particular series on each date that such principal or interest, if any, is due in accordance with the terms thereof;

•	CMS Energy has paid all other sums payable under the Subordinated Debt Indenture; and

•	the relevant trustee receives an officers’ certificate and opinion of counsel stating that all conditions precedent in the Subordinated Debt Indenture relating to satisfaction and discharge thereof have been complied with.

Governing Law

Each CMS Energy Indenture is, and the CMS Energy Debt Securities will be, governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply; provided, however, that, with respect to the Subordinated Debt Indenture, the rights, duties and obligations of the trustee are governed and construed in accordance with the laws of the State of New York.

Senior Debt Securities

The Senior Debt Securities will be issued under the Senior Debt Indenture and will rank on an equal basis with all other unsecured debt of CMS Energy except subordinated debt.

Subordinated Debt Securities

The Subordinated Debt Securities will be issued under the Subordinated Debt Indenture and will rank subordinated and junior in right of payment in full, to the extent set forth in the Subordinated Debt Indenture, to all Senior Indebtedness (as defined below) of CMS Energy.

If CMS Energy defaults in the payment of principal of, or interest or premium on, any Senior Indebtedness when it becomes due and payable or in the event any judicial proceeding is pending with respect to any such default, then, unless and until the default is cured or waived or ceases to exist, CMS Energy cannot make a payment with respect to the principal of, or interest or premium on, any Subordinated Debt Securities or acquire any Subordinated Debt Securities. In addition, upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, CMS Energy cannot make a payment with respect to the principal of, or interest or premium on, any Subordinated Debt Securities or acquire any Subordinated Debt Securities unless and until all principal of, and interest and premium on, such Senior Indebtedness has been paid in full or such payment has been duly provided for in cash in a manner satisfactory to the holders of such Senior Indebtedness. The provisions of the Subordinated Debt Indenture described in this paragraph, however, do not prevent CMS Energy from making payments in CMS Energy capital stock or in warrants, rights or options to acquire CMS Energy capital stock.

If there is any dissolution, winding up, liquidation, reorganization, bankruptcy, insolvency or similar proceeding with respect to CMS Energy, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment (or any distribution of assets, in cash, property or securities) may be made to any holders of Subordinated Debt Securities. The consolidation of CMS Energy with, or the merger of CMS Energy into, another corporation or the liquidation or dissolution of CMS Energy following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided for in the Subordinated Debt Indenture shall not be deemed a dissolution, winding up, liquidation or reorganization for purposes of the subordination provisions of the Subordinated Debt Indenture, if such other corporation, as part of such consolidation, merger, conveyance or transfer, complies with the conditions under the Subordinated Debt Indenture.

If the trustee or any holder of any Subordinated Debt Securities receives any payment or distribution on account of such Subordinated Debt Securities after the occurrence of an event described in the prior two paragraphs but before all of such affected Senior Indebtedness is paid in full (or any applicable declaration of acceleration thereof shall have been rescinded or annulled or any such applicable payment default shall have been cured or waived or cease to exist), then that payment or distribution shall be paid over and delivered to the holders of Senior Indebtedness at the time outstanding until such Senior Indebtedness is paid in full (other than money or government obligations previously deposited in trust with the trustee in connection with the satisfaction and discharge of the Subordinated Debt Indenture).

The holders of Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to the Senior Indebtedness until all amounts owing on Subordinated Debt Securities shall be paid in full.

The holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the trustee or the holders of the Subordinated Debt Securities, without impairing or releasing the subordination provided in the Subordinated Debt Indenture:

•	change the manner, place or terms of payment or extend the time of payment of, or renew or alter, such Senior Indebtedness, or otherwise amend or supplement in any manner such Senior Indebtedness or any instrument evidencing the same or any agreement under which such Senior Indebtedness is outstanding;

•	sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Senior Indebtedness;

•	release any person liable in any manner for the collection for such Senior Indebtedness; or

•	exercise or refrain from exercising any rights against CMS Energy and any other person.

The failure to make a payment on account of principal of or interest or premium on any Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Debt Indenture shall not be construed as preventing the occurrence of an event of default with respect to such Subordinated Debt Securities. The failure to make any payment on any Subordinated Debt Securities due to the subordination provisions in the Subordinated Debt Indenture shall not impair the absolute and unconditional obligation of CMS Energy to pay to the holders of such Subordinated Debt Securities the principal of, and interest and premium on, such Subordinated Debt Securities as and when the same shall become due and payable in accordance with their terms. Nothing in the Subordinated Debt Indenture (i) is intended to or shall affect the relative rights of the holders of any Subordinated Debt Securities and the creditors of CMS Energy other than holders of Senior Indebtedness or (ii) shall prevent the trustee or any holder of any Subordinated Debt Securities from exercising all remedies otherwise permitted by applicable law upon default, subject to the rights of holders of Senior Indebtedness in respect of cash, property or securities of CMS Energy received upon exercise of such remedy.

“Senior Indebtedness” means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the Subordinated Debt Indenture or thereafter incurred, created or assumed:

•	indebtedness of CMS Energy for money borrowed by CMS Energy or evidenced by debentures, notes, bankers’ acceptances or other corporate debt securities, or similar instruments issued by CMS Energy (in each case, other than Subordinated Debt Securities);

•	all capital lease obligations of CMS Energy;

•	all obligations of CMS Energy issued or assumed as the deferred purchase price of property, all conditional sale obligations of CMS Energy and all obligations of CMS Energy under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•	obligations with respect to letters of credit;

•	all indebtedness of others of the type referred to in the four preceding bullet points assumed by or guaranteed in any manner by CMS Energy or in effect guaranteed by CMS Energy;

•	all obligations of the type referred to in the five preceding bullet points of other persons secured by any lien on any property or asset of CMS Energy (whether or not such obligation is assumed by CMS Energy) (subject to certain exceptions); or

•	renewals, extensions or refundings of any of the indebtedness referred to in the preceding six bullet points unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the Subordinated Debt Securities.

The Subordinated Debt Indenture does not limit the total amount of Senior Indebtedness that may be issued.

Conversion Rights

If the prospectus supplement so provides, the holders of CMS Energy Debt Securities may convert such CMS Energy Debt Securities into CMS Energy Common Stock at the option of the holders at the principal amount thereof, or of such portion thereof, at any time during the period specified in the prospectus supplement, at the conversion price or conversion rate specified in the prospectus supplement, except that, with respect to any CMS Energy Debt Securities (or portion thereof) called for redemption, such conversion right shall terminate at the close of business on the fifteenth day prior to the date fixed for redemption of such CMS Energy Debt Security, unless CMS Energy shall default in payment of the amount due upon redemption thereof.

The conversion price or conversion rate will be adjusted in certain events, including if CMS Energy:

•	pays a dividend or makes a distribution in shares of CMS Energy Common Stock;

•	subdivides its outstanding shares of CMS Energy Common Stock into a greater number of shares;

•	combines its outstanding shares of CMS Energy Common Stock into a smaller number of shares;

•	pays a dividend or makes a distribution on its CMS Energy Common Stock other than in shares of its CMS Energy Common Stock;

•	issues by reclassification of its shares of CMS Energy Common Stock any shares of its capital stock;

•	issues any rights or warrants to all holders of shares of its CMS Energy Common Stock entitling them (for a period expiring within 45 days after the relevant record date, or such other period as may be specified in the prospectus supplement) to purchase shares of CMS Energy Common Stock (or Convertible Securities as defined in the CMS Energy Indentures) at a price per share less than the Average Market Price (as defined in the CMS Energy Indentures); or

•	distributes to all holders of shares of its CMS Energy Common Stock any assets or debt securities or any rights or warrants to purchase securities;

provided, that no adjustment shall be made under the last two bullet points above if the adjusted conversion price would be higher than, or the adjusted conversion rate would be less than, the conversion price or conversion rate, as the case may be, in effect prior to such adjustment.

CMS Energy may reduce the conversion price or increase the conversion rate, temporarily or otherwise, by any amount, but in no event shall such adjusted conversion price or conversion rate result in shares of CMS Energy Common Stock being issuable upon conversion of the CMS Energy Debt Securities if converted at the time of such adjustment at an effective conversion price per share less than the par value of the CMS Energy Common Stock at the time such adjustment is made. No adjustments in the conversion price or conversion rate need be made unless the adjustment would require an increase or decrease of at least 1% in the initial conversion price or conversion rate. Any adjustment that is not made shall be carried forward and taken into account in any subsequent adjustment. The foregoing conversion provisions may be modified to the extent set forth in the prospectus supplement.

Description of Stock Purchase Contracts and Stock Purchase Units

CMS Energy may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from CMS Energy, and CMS Energy to sell to the holders, a specified number of shares of CMS Energy Common Stock at a future date or dates. The price per share of CMS Energy Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as part of Stock Purchase Units consisting of a Stock Purchase Contract and Senior Debt Securities, Subordinated Debt Securities, Preferred Stock, Depositary Shares or debt obligations of third parties, including U.S. Treasury securities, or other securities, securing the holders’ obligations to purchase the CMS Energy Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require CMS Energy to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or refunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

CONSUMERS

Introduction

Specific terms of Consumers’ debt securities (the “Consumers Offered Securities” or the “Consumers Debt Securities”), consisting of senior notes or first mortgage bonds, or any combination of these securities, for which this prospectus is being delivered, will be set forth in an accompanying prospectus supplement or supplements. The prospectus supplement will set forth with regard to the particular Consumers Offered Securities, without limitation, the designation, the total principal amount, the denomination, the maturity, the premium, if any, any exchange, conversion, redemption or sinking fund provisions, any interest rate (which may be fixed or variable), the time or method of calculating any interest payments, the right of Consumers, if any, to defer payment or interest thereon and the maximum length of such deferral, the put options, if any, the public offering price, the ranking, any listing on a securities exchange and other specific terms of the offering.

Consumers Debt Securities

Senior notes will be issued under a senior note indenture dated as of February 1, 1998, as amended and supplemented, with The Bank of New York Mellon, as the senior note trustee (the “Senior Note Indenture”). The first mortgage bonds will be issued under a mortgage indenture dated as of September 1, 1945, as amended and supplemented, with The Bank of New York Mellon, as the mortgage trustee (the “Mortgage Indenture”). The Senior Note Indenture and the Mortgage Indenture are sometimes referred to in this prospectus individually as a “Consumers Indenture” and collectively as the “Consumers Indentures”.

The following briefly summarizes the material provisions of the Consumers Indentures that have been filed with the SEC and incorporated by reference in the Registration Statement of which this prospectus is a part. This summary of the Consumers Indentures is not complete and is qualified in its entirety by reference to the Consumers Indentures. You should read the more detailed provisions of the applicable Consumers Indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of Consumers Debt Securities, which will be described in more detail in the applicable prospectus supplement.

Unless otherwise provided in the applicable prospectus supplement, the trustee under the Senior Note Indenture and the Mortgage Indenture will be The Bank of New York Mellon.

General

The Consumers Indentures provide that Consumers Debt Securities may be issued in one or more series, with different terms, in each case as authorized from time to time by Consumers.

Certain material United States federal income tax consequences and other special considerations applicable to any Consumers Debt Securities issued at a discount will be described in the applicable prospectus supplement.

The applicable prospectus supplement relating to any series of Consumers Debt Securities will describe the specific terms of that series and of the offering. Such terms may include some or all of the following:

•	the designation of such series of Consumers Debt Securities;

•	any limitations on the aggregate principal amount of such series of Consumers Debt Securities;

•	the original issue date for such series and the stated maturity date or dates of such series;

•	the percentage of the principal amount at which the Consumers Debt Securities will be sold and, if applicable, the method of determining the price;

•	the interest rate or rates, or the method of calculation of such rate or rates, for such series of Consumers Debt Securities and the date from which such interest shall accrue;

•	the terms, if any, regarding the optional or mandatory redemption of such series, including redemption date or dates, if any, and the price or prices applicable to such redemption;

•	the form of the Consumers Debt Securities of such series;

•	the maximum annual interest rate, if any, permitted for such series of Consumers Debt Securities;

•	any other information required to complete the debt securities of such series;

•	the establishment of any office or agency pursuant to the terms of the Consumers Indentures where the Consumers Debt Securities may be presented for payment; and

•	any other specific terms of the Consumers Debt Securities of such series.

Concerning the Trustees

The Bank of New York Mellon, the trustee under the Senior Note Indenture for the senior notes and the trustee under the Mortgage Indenture for the first mortgage bonds, is one of a number of banks with which Consumers and its subsidiaries maintain ordinary banking relationships.

Exchange and Transfer

Consumers Debt Securities may be presented for exchange and registered Consumers Debt Securities may be presented for registration of transfer at the office or agency maintained for that purpose subject to the restrictions set forth in the Consumers Debt Security and in the applicable prospectus supplement without service charge but upon payment of any taxes or other governmental charges due in connection with the exchange, subject to any limitations contained in the applicable Consumers Indenture. Consumers Debt Securities in bearer form and the coupons appertaining thereto, if any, will be transferable by delivery as provided in the applicable Consumers Indenture.

Governing Law

Each Consumers Indenture and the Consumers Debt Securities will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply.

Senior Notes

General

The senior notes will be issued under the Senior Note Indenture. The following summary of the terms of the senior notes does not purport to be complete and is qualified in its entirety by express reference to the Senior Note Indenture, which is incorporated by reference herein. They make use of defined terms and are qualified in their entirety by express reference to the cited sections and articles of the Senior Note Indenture.

Payment

Payments of principal of and any interest on senior notes in registered form will be made at the office or agency of the senior note trustee in the Borough of Manhattan, The City of New York or its other designated office. However, at the option of Consumers, payment of any interest may be made by check or by wire transfer. Payment of any interest due on senior notes in registered form will be made to the persons in whose name the senior notes are registered at the close of business on the record date for such interest payments. Payments to be made in any other manner will be specified in the applicable prospectus supplement.

Security; Release Date

Until the Release Date (as described in the next paragraph), the senior notes will be secured by one or more series of Consumers’ first mortgage bonds issued and delivered by Consumers to the senior note trustee. See “First Mortgage Bonds” below. Upon the issuance of a series of senior notes prior to the Release Date, Consumers will simultaneously issue and deliver to the senior note trustee, as security for all senior notes of that series, a series of first mortgage bonds that will have the same stated maturity date and corresponding redemption provisions and will be in the same aggregate principal amount as the series of the senior notes being issued. Any series of first mortgage bonds securing senior notes may, but need not, bear interest. Any payment by Consumers to the senior note trustee of principal of, and interest and/or premium, if any, on, a series of first mortgage bonds will be applied by the senior note trustee to satisfy Consumers’ obligations with respect to principal of, and interest and/or premium, if any, on, the corresponding senior notes.

The “Release Date” will be the date that all first mortgage bonds of Consumers issued and outstanding under the Mortgage Indenture, other than first mortgage bonds securing senior notes, have been retired (at, before or after their maturity) through payment, redemption or otherwise. On the Release Date, the senior note trustee will deliver to Consumers, for cancellation, all first mortgage bonds securing senior notes. Not later than 30 days thereafter, the senior note trustee will provide notice to all holders of senior notes of the occurrence of the Release Date. As a result, on the Release Date, the first mortgage bonds securing senior notes will cease to secure the senior notes. The senior notes will then become unsecured general obligations of Consumers and will rank equally with other unsecured indebtedness of Consumers. Each series of first mortgage bonds that secures senior notes will be secured by a lien on certain property owned by Consumers. See “First Mortgage Bonds—Priority and Security” below. Upon the payment or cancellation of any outstanding senior notes, the senior note trustee will surrender to Consumers for cancellation an equal principal amount of the related series of first mortgage bonds. Consumers will not permit, at any time prior to the Release Date, the aggregate principal amount of first mortgage bonds securing senior notes held by the senior note trustee to be less than the aggregate principal amount of senior notes outstanding. Following the Release Date, Consumers will cause the Mortgage Indenture to be discharged and will not issue any additional first mortgage bonds under the Mortgage Indenture. While Consumers will be precluded after the Release Date from issuing additional first mortgage bonds, it will not be precluded under the Senior Note Indenture or senior notes from issuing or assuming other secured debt, or incurring liens on its property, except to the extent indicated under “—Certain Covenants of Consumers—Limitation on Liens” below.

Events of Default

The following constitute events of default under senior notes of any series:

•	failure to pay principal of and premium, if any, on any senior note of such series when due;

•	failure to pay interest on any senior note of such series when due for 60 days;

•	failure to perform any other covenant or agreement of Consumers in the Senior Note Indenture or in the senior notes of such series for 90 days after written notice to Consumers by the senior note trustee or the holders of at least 33% in aggregate principal amount of the outstanding senior notes;

•	prior to the Release Date, a default under the Mortgage Indenture has occurred and is continuing; provided, however, that the waiver or cure of such default and the rescission and annulment of the consequences under the Mortgage Indenture will be a waiver of the corresponding event of default under the Senior Note Indenture and a rescission and annulment of the consequences under the Senior Note Indenture; and

•	certain events of bankruptcy, insolvency, reorganization, assignment or receivership of Consumers.

If an event of default occurs and is continuing, either the senior note trustee or the holders of a majority in aggregate principal amount of the outstanding senior notes may declare the principal amount of all senior notes to be due and payable immediately.

The senior note trustee generally will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the holders of senior notes of such series unless those holders have offered to the senior note trustee reasonable security or indemnity. Subject to certain limitations contained in the Senior Note Indenture, the holders of a majority in aggregate principal amount of the outstanding senior notes of such series generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior note trustee or of exercising any trust or power conferred on the senior note trustee. The holders of a majority in aggregate principal amount of the outstanding senior notes of such series generally will have the right to waive any past default or event of default (other than a payment default) on behalf of all holders of senior notes of such series.

No holder of senior notes of a series may institute any action against Consumers under the Senior Note Indenture unless:

•	that holder gives to the senior note trustee written notice of default and its continuance;

•	the holders of a majority in aggregate principal amount of senior notes of such series then outstanding affected by that event of default request the senior note trustee to institute such action;

•	that holder has offered the senior note trustee reasonable indemnity; and

•	the senior note trustee shall not have instituted such action within 60 days of such request.

Furthermore, no holder of senior notes will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of senior notes of such series.

Within 90 days after the occurrence of a default with respect to the senior notes of a series, the senior note trustee must give the holders of the senior notes of such series notice of any such default known to the senior note trustee, unless cured or waived. The senior note trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so except in the case of default in the payment of principal of, and interest and/or premium, if any, on, any senior notes of such series. Consumers is required to deliver to the senior note trustee each year a certificate as to whether or not, to the knowledge of the officer signing such certificate, Consumers is in compliance with the conditions and covenants under the Senior Note Indenture.

Modification

Except as described below, Consumers and the senior note trustee cannot modify and amend the Senior Note Indenture without the consent of the holders of a majority in aggregate principal amount of the outstanding affected senior notes. Consumers and the senior note trustee cannot modify or amend the Senior Note Indenture without the consent of the holder of each outstanding senior note of such series to:

•	change the maturity date of any senior note of such series;

•	reduce the rate (or change the method of calculation thereof) or extend the time of payment of interest on any senior note of such series;

•	reduce the principal amount of, or premium payable on, any senior note of such series;

•	change the coin or currency of any payment of principal of, and interest and/or premium on, any senior note of such series;

•	change the date on which any senior note of such series may be redeemed or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any senior note of such series; or

•	impair the interest of the senior note trustee in the first mortgage bonds securing the senior notes of such series held by it or, prior to the Release Date, reduce the principal amount of any series of first mortgage bonds securing the senior notes of such series to an amount less than the principal amount of the related series of senior notes or alter the payment provisions of such first mortgage bonds in a manner adverse to the holders of the senior notes.

Consumers and the senior note trustee cannot modify or amend the Senior Note Indenture without the consent of all holders of the senior notes to (i) modify the bullet points in the prior paragraph or (ii) reduce the percentage of senior notes the holders of which are required to consent to any such modification or amendment or waive any event of default to less than a majority.

Consumers and the senior note trustee can modify and amend the Senior Note Indenture without the consent of the holders in certain cases, including:

•	to supply omissions, cure ambiguities or correct defects, which actions, in each case, are not inconsistent with the Senior Note Indenture or prejudicial to the interests of the holders in any material respect;

•	to add to the covenants of Consumers for the benefit of the holders or to surrender a right conferred on Consumers in the Senior Note Indenture;

•	to add further security for the senior notes of such series;

•	to add provisions permitting Consumers to be released with respect to one or more series of outstanding senior notes from its obligations under the covenants upon satisfaction of conditions with respect to such series of senior notes; or

•	to make any other change that is not prejudicial to the holders of senior notes of such series in any material respect.

A supplemental indenture that changes or eliminates any covenant or other provision of the Senior Note Indenture (or any supplemental indenture) that has expressly been included solely for the benefit of one or more series of senior notes, or that modifies the rights of the holders of senior notes of such series with respect to such covenant or provision, will be deemed not to affect the rights under the Senior Note Indenture of the holders of senior notes of any other series.

Defeasance and Discharge

The Senior Note Indenture provides that Consumers will be discharged from any and all obligations in respect to the senior notes of such series and the Senior Note Indenture (except for certain obligations such as obligations to register the transfer or exchange of senior notes, replace stolen, lost or mutilated senior notes and maintain paying agencies) if, among other things, Consumers irrevocably deposits with the senior note trustee, in trust for the benefit of holders of senior notes of such series, money or certain United States government obligations, or any combination of money and government obligations. The payment of interest and principal on the deposits in accordance with their terms must provide money in an amount sufficient, without reinvestment, to make all payments of principal of, and any premium and interest on, the senior notes on the dates such payments are due in accordance with the terms of the Senior Note Indenture and the senior notes of such series. If all of the senior notes of such series are not due within 90 days of such deposit by redemption or otherwise, Consumers must also deliver to the senior note trustee an opinion of counsel to the effect that the holders of the senior notes of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of that defeasance or discharge of the Senior Note Indenture. Thereafter, the holders of senior notes must look only to the deposit for payment of the principal of, and interest and any premium on, the senior notes.

Consolidation, Merger and Sale or Disposition of Assets

Consumers may not consolidate with or merge into another corporation, or sell or otherwise dispose of its properties as or substantially as an entirety to any person, unless among other things:

•	the new corporation or person is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•	the new corporation or person assumes the due and punctual payment of the principal of and premium and interest on all the senior notes and the performance of every covenant of the Senior Note Indenture to be performed or observed by Consumers; and

•	prior to the Release Date, the new corporation or person assumes Consumers’ obligations under the Mortgage Indenture with respect to first mortgage bonds securing senior notes.

The conveyance or other transfer by Consumers of:

•	all or any portion of its facilities for the generation of electric energy;

•	all of its facilities for the transmission of electric energy; or

•	all of its facilities for the distribution of natural gas;

in each case considered alone or in any combination with properties described in such bullet points, will not be considered a conveyance or other transfer of all the properties of Consumers as or substantially as an entirety.

Certain Covenants of Consumers

Limitation on Liens

So long as any senior notes are outstanding, Consumers may not issue, assume, guarantee or permit to exist after the Release Date any debt that is secured by any mortgage, security interest, pledge or lien (each, a “Lien”) on any operating property of Consumers, whether owned at the date of the Senior Note Indenture or thereafter acquired, without in any such case effectively securing the senior notes (together with, if Consumers shall so determine, any other indebtedness of Consumers ranking equally with the senior notes) equally and ratably with such debt (but only so long as such debt is so secured). The foregoing restriction will not apply to indebtedness secured by:

•	Liens on any operating property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations and improvements to such operating property);

•	Liens on operating property of a corporation existing at the time such corporation is merged into or consolidated with, or such corporation disposes of its properties (or those of a division) as or substantially as an entirety to, Consumers;

•	Liens on operating property to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such Liens are created or assumed contemporaneously with, or within 18 months after, such acquisition or the completion of construction or development or substantial repair, alteration or improvement;

•	Liens in favor of any state or any department, agency or instrumentality or political subdivision of any state, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to such securities), to secure any debt (including, without limitation, obligations of Consumers with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or developing or substantially repairing, altering or improving operating property of Consumers; or

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the first four bullet points above; provided, however, that the principal amount of debt secured thereby and not otherwise authorized by the first four bullet points above, inclusive, shall not exceed the principal amount of debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.

These restrictions will not apply to the issuance, assumption or guarantee by Consumers of debt secured by a Lien that would otherwise be subject to the foregoing restrictions up to an aggregate principal amount that, together with the principal amount of all other secured debt of Consumers (not including secured debt permitted under any of the foregoing exceptions) and the value of sale and lease-back transactions existing at such time (other than sale and lease-back transactions the proceeds of which have been applied to the retirement of certain indebtedness, sale and lease-back transactions in which the property involved would have been permitted to be subjected to a Lien under any of the bullet points above and sale and lease-back transactions that are permitted by the first sentence of “Limitation on Sale and Leaseback Transactions” below), does not exceed the greater of 15% of net tangible assets or 15% of capitalization.

Limitation on Sale and Leaseback Transactions

So long as senior notes are outstanding, Consumers may not enter into or permit to exist after the Release Date any sale and lease-back transaction with respect to any operating property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchaser’s commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of such operating property or the placing in operation of such operating property or of such operating property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if:

•	Consumers would be entitled under any of the provisions described in the bullet points set forth under “Limitation on Liens” above to issue, assume, guarantee or permit to exist debt secured by a Lien on such operating property without equally and ratably securing the senior notes;

•	after giving effect to such sale and lease-back transaction, Consumers could incur, pursuant to the provisions described in the second paragraph under “Limitation on Liens” above, at least $1.00 of additional debt secured by Liens (other than Liens permitted by the preceding bullet point); or

•	Consumers applies within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value) thereof, and, otherwise, an amount equal to the fair value (as determined by its board of directors) of the operating property so leased to the retirement of senior notes or other debt of Consumers ranking senior to, or equally with, the senior notes, subject to reduction for senior notes and such debt retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at maturity.

Voting of Senior Note Mortgage Bonds Held by the Senior Note Trustee

The senior note trustee, as the holder of first mortgage bonds securing senior notes, will attend any meeting of bondholders under the Mortgage Indenture, or, at its option, will deliver its proxy in connection therewith as it relates to matters with respect to which it is entitled to vote or consent. So long as no event of default under the Senior Note Indenture has occurred and is continuing, the senior note trustee will vote or consent:

•	in favor of amendments or modifications of the Mortgage Indenture of substantially the same tenor and effect as follows:

•	to eliminate the maintenance and replacement fund and to recover amounts of net property additions previously applied in satisfaction thereof so that the same would become available as a basis for the issuance of first mortgage bonds;

•	to eliminate sinking funds or improvement funds and to recover amounts of net property additions previously applied in satisfaction thereof so that the same would become available as a basis for the issuance of first mortgage bonds;

•	to eliminate the restriction on the payment of dividends on common stock and to eliminate the requirements in connection with the periodic examination of the mortgaged and pledged property by an independent engineer;

•	to permit first mortgage bonds to be issued under the Mortgage Indenture in a principal amount equal to 70% of unfunded net property additions instead of 60%, to permit sinking funds or improvement funds requirements (to the extent not otherwise eliminated) under the Mortgage Indenture to be satisfied by the application of net property additions in an amount equal to 70% of such additions instead of 60%, and to permit the acquisition of property subject to certain liens prior to the lien of the Mortgage Indenture if the principal amount of indebtedness secured by such liens does not exceed 70% of the cost of such property instead of 60%;

•	to eliminate requirements that Consumers deliver a net earnings certificate for any purpose under the Mortgage Indenture;

•	to raise the minimum dollar amount of insurance proceeds on account of loss or damage that must be payable to the senior note trustee from $50,000 to an amount equal to the greater of (i) $5,000,000 and (ii) 3% of the total principal amount of first mortgage bonds outstanding;

•	to increase the amount of the fair value of property that may be sold or disposed of free from the lien of the Mortgage Indenture, without any release or consent by the mortgage trustee, from not more than $25,000 in any calendar year to not more than an amount equal to the greater of (i) $5,000,000 and (ii) 3% of the total principal amount of first mortgage bonds then outstanding;

•	to permit certain mortgaged and pledged property to be released from the lien of the Mortgage Indenture if, in addition to certain other conditions, the senior note trustee receives purchase money obligations of not more than 70% of the fair value of such property instead of 60% and to eliminate the further requirement for the release of such property that the aggregate principal amount of purchase money obligations held by the mortgage trustee not exceed 20% of the principal amount of first mortgage bonds outstanding; and

•	to eliminate the restriction prohibiting the mortgage trustee from applying cash held by it pursuant to the Mortgage Indenture to the purchase of bonds not otherwise redeemable at a price exceeding 110% of the principal of such bonds, plus accrued interest; and

•	with respect to any other amendments or modifications of the Mortgage Indenture, as follows: the senior note trustee shall vote all first mortgage bonds securing senior notes then held by it, or consent with respect thereto, proportionately with the vote or consent of the holders of all other first mortgage bonds outstanding under the Mortgage Indenture, the holders of which are eligible to vote or consent; however, the senior note trustee will not vote in favor of, or consent to, any amendment or modification of the Mortgage Indenture that, if it were an amendment or modification of the Senior Note Indenture, would require the consent of holders of senior notes (as described under “Modification” above) without the prior consent of holders of senior notes that would be required for such an amendment or modification of the Senior Note Indenture.

Concerning the Senior Note Trustee

The Bank of New York Mellon is both the senior note trustee under the Senior Note Indenture and the mortgage trustee under the Mortgage Indenture. The Senior Note Indenture provides that Consumers’ obligations to compensate the senior note trustee and reimburse the senior note trustee for expenses, disbursements and advances will constitute indebtedness that will be secured by a lien generally prior to that of the senior notes upon all property and funds held or collected by the senior note trustee as such.

First Mortgage Bonds

General

The first mortgage bonds issued either alone or securing senior notes or other obligations will be issued under the Mortgage Indenture. The following summary of the terms of the first mortgage bonds does not purport to be complete and is qualified in its entirety by all of the provisions of the Mortgage Indenture, which is incorporated by reference herein. They make use of defined terms and are qualified in their entirety by express reference to the Mortgage Indenture, a copy of which will be available upon request to the mortgage trustee (or, in the case of first mortgage bonds being issued to secure senior notes, the request should be made to the senior note trustee).

First mortgage bonds securing senior notes are to be issued under the Mortgage Indenture as security for Consumers’ obligations under the Senior Note Indenture and will be immediately delivered to and registered in the name of the senior note trustee. The first mortgage bonds securing senior notes will be issued as security for senior notes of a series and will secure the senior notes of that series until the Release Date. The Senior Note Indenture provides that the senior note trustee shall not transfer any first mortgage bonds securing senior notes except to a successor trustee, to Consumers (as provided in the Senior Note Indenture) or in compliance with a court order in connection with a bankruptcy or reorganization proceeding of Consumers. The senior note trustee shall generally vote the first mortgage bonds securing senior notes proportionately with what it believes to be the vote of all other first mortgage bonds then outstanding except in connection with certain amendments or modifications of the Mortgage Indenture, as described under “Senior Notes—Voting of Senior Note Mortgage Bonds Held by the Senior Note Trustee” above.

First mortgage bonds securing senior notes will correspond to the senior notes of the related series in respect of principal amount, interest rate, maturity date and redemption provisions. Upon payment of the principal or premium, if any, or interest on senior notes of a series, the related first mortgage bonds in a principal amount equal to the principal amount of such senior notes will, to the extent of such payment of principal, premium or interest, be deemed fully paid and the obligation of Consumers to make such payment shall be discharged.

Payment

Payments of principal of and any interest on first mortgage bonds in registered form will be made at the office or agency of Consumers in the Borough of Manhattan, The City of New York or its other designated office.

Priority and Security

The first mortgage bonds issued either alone or securing senior notes of any series will rank equally as to security with first mortgage bonds of other series now outstanding or issued later under the Mortgage Indenture. This security is a direct first lien on substantially all of Consumers’ property and franchises (other than certain property expressly excluded from the lien (such as cash, bonds, stock and certain other securities, contracts, accounts and bills receivables, judgments and other evidences of indebtedness, stock in trade, materials or supplies manufactured or acquired for the purpose of sale and/or resale in the usual course of business or consumable in the operation of any of the properties of Consumers, natural gas, oil and minerals, and motor vehicles)). This lien is subject to excepted encumbrances (and certain other limitations) as defined and described in the Mortgage Indenture. The Mortgage Indenture permits, with certain limitations, the acquisition of property subject to prior liens and, under certain conditions, permits the issuance of additional indebtedness under such prior liens to the extent of 60% of net property additions made by Consumers to the property subject to such prior liens.

Release and Substitution of Property

The Mortgage Indenture provides that, subject to various limitations, property may be released from the lien thereof when sold or exchanged, or contracted to be sold or exchanged, upon the basis of:

•	cash deposited with the mortgage trustee;

•	first mortgage bonds or purchase money obligations delivered to the mortgage trustee;

•	prior lien bonds delivered to the mortgage trustee or reduced or assumed by the purchaser;

•	property additions acquired in exchange for the property released; or

•	a showing that unfunded net property additions exist.

The Mortgage Indenture also permits the withdrawal of cash upon a showing that unfunded net property additions exist or against the deposit of first mortgage bonds or the application thereof to the retirement of first mortgage bonds.

Modification of Mortgage Indenture

The Mortgage Indenture, the rights and obligations of Consumers and the rights of the first mortgage bondholders may be modified through a supplemental indenture by Consumers with the consent of the holders of not less than 75% in principal amount of the first mortgage bonds and of not less than 60% in principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest is effective against any first mortgage bondholder without the first mortgage bondholder’s consent, and no modification affecting the lien or reducing the percentage required for modification is effective without the consent of all first mortgage bondholders. Consumers has reserved the right without any consent or other action by the holders of first mortgage bonds of any series or by the holder of any senior note or exchange note that is secured by first mortgage bonds to amend the Mortgage Indenture in order to substitute a majority in principal amount of first mortgage bonds outstanding under the Mortgage Indenture for the 75% requirement set forth above (and then only in respect of such series of outstanding first mortgage bonds as shall be affected by the proposed action) and to eliminate the requirement for a series-by-series consent requirement.

Concerning the Mortgage Trustee

The Bank of New York Mellon is both the mortgage trustee under the Mortgage Indenture and the senior note trustee under the Senior Note Indenture. The Mortgage Indenture provides that Consumers’ obligations to compensate the mortgage trustee and reimburse the mortgage trustee for expenses, disbursements and advances will constitute indebtedness that will be secured by a lien generally prior to that of the first mortgage bonds upon all property and funds held or collected by the mortgage trustee as such.

Defaults

The Mortgage Indenture defines the following as defaults:

•	failure to pay principal when due;

•	failure to pay interest for 60 days;

•	failure to pay any installment of any sinking or other purchase fund for 90 days;

•	certain events in bankruptcy, insolvency or reorganization; and

•	failure to perform any other covenant for 90 days following written demand by the mortgage trustee for Consumers to cure such failure.

Consumers has covenanted to pay interest on any overdue principal and (to the extent permitted by law) on overdue installments of interest, if any, on the first mortgage bonds under the Mortgage Indenture at the rate of 6% per year. The Mortgage Indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof. However, Consumers is required by law to furnish annually to the mortgage trustee a certificate as to compliance with all conditions and covenants under the Mortgage Indenture.

The mortgage trustee or the holders of at least 20% in aggregate principal amount of the outstanding first mortgage bonds may declare the principal due on default, but the holders of a majority in aggregate principal amount may rescind such declaration and waive the default if the default has been cured. Subject to certain limitations, the holders of a majority in aggregate principal amount may generally direct the time, method and place of conducting any proceeding for the enforcement of the Mortgage Indenture. No first mortgage bondholder has the right to institute any proceedings relating to the Mortgage Indenture unless that holder shall have given the mortgage trustee written notice of a default, the holders of 20% of outstanding first mortgage bonds shall have tendered to the mortgage trustee reasonable indemnity against costs, expenses and liabilities and requested the mortgage trustee in writing to take action, the mortgage trustee shall have declined to take action or failed to do so within 60 days and no inconsistent directions shall have been given by the holders of a majority in aggregate principal amount of the first mortgage bonds.

BOOK-ENTRY SYSTEM

Unless indicated otherwise in the applicable prospectus supplement, The Depository Trust Company (“DTC”), New York, New York, will act as securities depository for the CMS Energy Offered Securities and the Consumers Offered Securities (collectively, the “Offered Securities”). The Offered Securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered Offered Security certificate will be issued for each issue of the Offered Securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for securities that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).

Purchases of Offered Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Offered Securities on DTC’s records. The ownership interest of each actual purchaser of each Offered Security (“Beneficial Owner”) is in turn to be recorded on the Direct Participants’ and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Offered Securities are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Offered Securities, except in the event that use of the book-entry system for the Offered Securities is discontinued.

To facilitate subsequent transfers, all Offered Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Offered Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Offered Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Offered Securities are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Offered Securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Offered Securities, such as redemptions, tenders, defaults and proposed amendments to the Offered Security documents. For example, Beneficial Owners of Offered Securities may wish to ascertain that the nominee holding the Offered Securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners.

Redemption notices shall be sent to DTC. If less than all of the Offered Securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Offered Securities unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the applicable Registrant as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Offered Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions and dividend payments on the Offered Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the applicable Registrant or the agent, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participant and not of DTC, the agent or the applicable Registrant, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the applicable Registrant or the agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its Offered Securities purchased or tendered, through its participant, to the tender or remarketing agent, and shall effect delivery of such Offered Securities by causing the Direct Participant to transfer such participant’s interest in the Offered Securities, on DTC’s records, to such agent. The requirement for physical delivery of Offered Securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Offered Securities are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered Offered Securities to such agent’s DTC account.

Except as provided in the applicable prospectus supplement, a Beneficial Owner of an Offered Security will not be entitled to receive physical delivery of an Offered Security (except as provided in the next paragraph). Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights with respect to such Beneficial Owner’s interest in an Offered Security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in an Offered Security.

DTC may discontinue providing its services as depository with respect to the Offered Securities at any time by giving reasonable notice to the applicable Registrant or the agent. Under such circumstances, in the event that a successor depository is not obtained, Offered Security certificates are required to be printed and delivered.

The applicable Registrant may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event and subject to DTC’s procedures, Offered Security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that each Registrant believes to be reliable, but no Registrant takes any responsibility for the accuracy thereof.

LEGAL OPINIONS

Opinions as to the legality of certain of the Offered Securities will be rendered for CMS Energy and Consumers by Melissa M. Gleespen, Vice President, Corporate Secretary and Chief Compliance Officer. Certain United States federal income taxation matters may be passed upon for CMS Energy and Consumers by either Carolee Kvoriak, Executive Director of Tax or by special tax counsel to CMS Energy and Consumers, who will be named in the applicable prospectus supplement. Certain legal matters with respect to Offered Securities will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

EXPERTS

The consolidated financial statements of CMS Energy and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the CMS Energy Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Consumers and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Consumers Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$3,000,000,000

CMS Energy Corporation

Common Stock

PROSPECTUS SUPPLEMENT

Barclays	BNP PARIBAS	BofA Securities	BTIG
Citigroup	Goldman Sachs & Co. LLC	Jefferies	J.P. Morgan
KeyBanc Capital Markets	Mizuho	Morgan Stanley	MUFG
RBC Capital Markets	Scotiabank	Truist Securities	Wells Fargo Securities

May 13, 2026